SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. _)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
BRANDYWINE REALTY TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Shares of Beneficial Interest

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the pervious filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

Brandywine Realty Trust

(4)	Date Filed:

BRANDYWINE REALTY TRUST
555 East Lancaster Avenue
Radnor, PA 19087
(610) 325-5600
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 18, 2008
Dear Shareholder:
     We invite you to attend our annual meeting of shareholders on Wednesday, June 18, 2008 at 10:00 a.m., local time, at The Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania. At the meeting we will ask you to:
•	elect our Board of Trustees; and

•	ratify the appointment of our independent registered public accounting firm for calendar year 2008.
We will also transact such other business as may properly come before the meeting and at any adjournment or postponement of the meeting. Our Proxy Statement provides information that you should consider when you vote your shares.
     Only holders of record of our common shares at the close of business on March 27, 2008 are entitled to vote at the 2008 annual meeting or at any adjournment or postponement of the meeting.
     Your vote is important to us. Whether or not you plan to attend the annual meeting, please vote your shares. You may vote your shares by marking, signing and dating the proxy card and returning it in the postage paid envelope provided. You may also vote your shares by telephone or through the internet by following the instructions set forth on the proxy card. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the internet.
     I look forward to seeing you at the meeting.
Sincerely,

Brad A. Molotsky, Senior Vice President, General Counsel
and Secretary
April 23, 2008

BRANDYWINE REALTY TRUST
555 East Lancaster Avenue
Radnor, PA 19087
(610) 325-5600
PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS
To be held on June 18, 2008
     The Board of Trustees of Brandywine Realty Trust is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, June 18, 2008 at 10:00 a.m., local time, and at any adjournment or postponement of the Meeting. This proxy statement and the enclosed form of proxy are first being furnished to shareholders on or about April 23, 2008.
     At the Meeting, we will ask the holders of record of our common shares of beneficial interest, par value $.01 per share, as of the close of business on March 27, 2008 to vote on the proposals listed below and on any other matter that properly comes before the Meeting or any adjournment or postponement of the Meeting:
     1. The election of eight Trustees to serve as members of our Board of Trustees until the next annual meeting of shareholders and until their successors are elected and qualified; and
     2. Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2008.
     Our Board of Trustees knows of no other business that will be presented for consideration at the Meeting. If any other matter should be properly presented at the Meeting or any adjournment or postponement of the Meeting for action by the shareholders, the persons named in the proxy form will vote the proxy in accordance with their best judgment on such matter.
     Instead of receiving paper copies of future annual reports and proxy statements in the mail, you can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to you. With electronic delivery, we will notify you by e-mail as soon as the annual report and proxy statement are available on the Internet, and you can easily submit your shareholder votes online. If you are a shareholder of record, you may enroll in the electronic delivery service at the time you vote by marking the appropriate box on your proxy card, by selecting electronic delivery if you vote on the Internet, or at any time in the future by going directly to www.proxyvote.com, selecting the “request copy” option, and following the enrollment instructions.
Important Notice Regarding the Availability of Proxy Materials for the
Shareholders Meeting to be Held on June 18, 2008
This proxy statement and our 2007 annual report to shareholders are available at www.proxyvote.com.

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INFORMATION ABOUT THE MEETING AND VOTING
What Am I Voting on?
     Our Board of Trustees is soliciting your vote for:
•	The election of eight Trustees to serve as members of our Board of Trustees until the next annual meeting of shareholders and until their successors are elected and qualified.

•	Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2008.
     If any other matter should be properly presented at the Meeting or any adjournment or postponement of the Meeting for action by the shareholders, the persons named in the accompanying proxy card will vote the proxy in accordance with their best judgment on such matter.
Who Is Entitled to Vote?
     Holders of common shares of record as of the close of business on March 27, 2008 are entitled to notice of and to vote at the Meeting. Common shares can be voted only if the shareholder is present in person or is represented by proxy at the Meeting. As of the record date, 87,022,078 common shares were issued and outstanding.
How Do I Vote?
     You may have your common shares voted at the Meeting by submitting your proxy by any of the following methods:
•	Voting by Internet. You may vote your shares through the Internet by signing on to the website identified on the proxy card and following the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card.

•	Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted: (1) FOR the election of all Trustee nominees; and (2) FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008. If any other matter should be properly presented at the Meeting or any adjournment or postponement of the Meeting for action by the shareholders, the representatives holding proxies will vote the proxy in accordance with their best judgment on such matter.

•	Voting by Telephone. You may vote your shares by telephone by calling the toll-free telephone number provided on the proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.
     You may also attend the Meeting and vote your common shares in person. If you are a shareholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder) you must either direct the record holder of your shares how to vote your shares or obtain a proxy, executed in your favor, from the record holder to be able to vote at the Meeting.
How You May Revoke or Change Your Vote
     You may revoke your proxy at any time before it is voted at the Meeting by any of the following methods:

•	Submitting a later-dated proxy by mail, over the telephone or through the Internet.

•	Sending a written notice, including by telegram or telecopy, to our Secretary. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the Meeting to:
Brandywine Realty Trust
555 East Lancaster Avenue
Radnor, Pennsylvania 19087
Attention: Brad A. Molotsky, Secretary
•	Attending the Meeting and voting in person. Your attendance at the Meeting will not in and of itself revoke your proxy. You must also vote your shares at the Meeting. If your shares are held in the name of a bank, broker or other record holder, you must obtain a proxy, executed in your favor, from the record holder to be able to vote at the Meeting.
What Constitutes a Quorum?
     A quorum of common shareholders is required to hold a valid meeting of shareholders. The holders of a majority of the outstanding common shares entitled to vote at the Meeting must be present in person or by proxy to constitute a quorum for the transaction of business at the Meeting. All valid proxies returned will be included in the determination of whether a quorum is present at the Meeting. Unless a quorum is present at the Meeting, no action may be taken at the Meeting except the adjournment thereof to a later time. Abstentions and “broker non-votes” are counted for purposes of determining a quorum. A “broker non-vote” occurs when a bank or broker holding shares for a beneficial shareholder does not vote on a particular proposal because the bank or broker does not have discretionary voting power with respect to the item and has not received voting instructions from the beneficial shareholder.
What Vote Is Required to Approve Each Proposal?
     Voting Rights Generally. Each Common Share is entitled to one vote on each matter to be voted on at the Meeting. Shareholders have no cumulative voting rights.
     Election of Trustees. Trustees are elected by a plurality of the votes cast at the Meeting. Any shares not voted (whether by abstention, broker non-vote, or otherwise) will have no impact on the vote. Shares represented by proxies marked “For” will be counted in favor of all nominees, except to the extent the proxy withholds authority to vote for a specified nominee. Shares represented by proxies marked “Abstain” or withholding any authority to vote will not be counted in favor of any nominee. IN THE ABSENCE OF SPECIFIC DIRECTION, SHARES REPRESENTED BY A PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES.
     Ratification of Appointment of Independent Registered Public Accounting Firm. Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008 requires the affirmative vote of a majority of all votes cast. Abstentions will have the effect of a vote against the proposal. Broker non-votes will have no effect on the vote. IN THE ABSENCE OF SPECIFIC DIRECTION, SHARES REPRESENTED BY A PROXY WILL BE VOTED “FOR” THE RATIFICATION.
What Are the Board’s Recommendations?
     The Board recommends that you vote FOR each of Proposal 1 (Election of Trustees) and Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm).
What if Other Items Come Up at the Meeting and I Am Not There to Vote?
     We are not presently aware of any matters to be presented at the Meeting other than those described in this proxy statement. When you return a signed and dated proxy card or provide your voting instructions by telephone or the Internet, you give the proxy holders (the names of which are listed on your proxy card) the discretionary authority to vote on your behalf on any other matter that is properly brought before the Meeting or any adjournment or postponement of the Meeting.

What Does it Mean if I Receive More Than One Proxy Card?
     Some of your shares may be registered differently or are in more than one account. You should vote each of your accounts by telephone or the Internet or mail. If you mail proxy cards, please sign, date and return each proxy card to assure that all of your shares are voted. If you hold your shares in registered form and wish to combine your shareholder accounts in the future, you should contact our transfer agent, Computershare Shareholder Services, Inc., at P.O. Box 2500, Jersey City, New Jersey 07303-2598, phone (800) 317-4445. Combining accounts reduces excess printing and mailing costs, resulting in savings for us that benefit you as a shareholder.
What if I Receive Only One Set of Proxy Materials Although There Are Multiple Shareholders at My Address?
     If you and other residents at your mailing address own common shares you may have received a notice that your household will receive only one annual report, proxy statement and Notice of Internet Availability of Proxy Materials. If you hold common shares in street name, you may have received this notice from your broker or bank and the notice may apply to each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond to a timely notice that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, one copy of our annual report, proxy statement and Notice of Internet Availability of Proxy Materials have been sent to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm or bank, and your account number to Broadbridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or by calling telephone number 1-800-542-1061. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement, our annual report and Notice of Internet Availability of Proxy Materials, we will send a copy to you, free of charge, if you address your written request to Brandywine Realty Trust, 555 East Lancaster Avenue, Radnor, PA 19087, Attention: Brad A. Molotsky or by calling Mr. Molotsky at 610-325-5600. If you are receiving multiple copies of our annual report, proxy statement and Notice of Internet Availability of Proxy Materials, you can request householding by contacting Mr. Molotsky in the same manner.
How Do I Submit a Shareholder Proposal for Next Year’s Annual Meeting?
     Shareholder proposals may be submitted for inclusion in our 2009 annual meeting proxy statement after the 2008 annual meeting, but must be received no later than December 25, 2008. Proposals should be sent via registered, certified, or express mail to: Brad A. Molotsky, Senior Vice President, General Counsel and Secretary, 555 East Lancaster Avenue, Radnor, Pennsylvania 19087. See also “OTHER INFORMATION — Shareholder Proposals for the 2009 Annual Meeting of Shareholders” later in this proxy statement.
Will I Receive a Copy of the Annual Report and Form 10-K?
     We have furnished our Annual Report with this proxy statement. The Annual Report includes our audited financial statements, along with other financial information about us. Our Annual Report is not part of the proxy solicitation materials.
     You can obtain, free of charge, a copy of our Form 10-K, which also includes the audited financial statements of Brandywine Operating Partnership, L.P., our operating partnership subsidiary, by:
•	accessing our Internet site at www.brandywinerealty.com and clicking on the “Investor Relations” link;

•	writing to our Secretary, Brad A. Molotsky, at 555 East Lancaster Avenue, Radnor, Pennsylvania 19087; or

•	calling us at: (610) 325-5600.
     You can also obtain a copy of our Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at www.sec.gov.

How Can I Access the Proxy Materials Electronically?
     This proxy statement and our 2007 annual report are available on our website at www.proxyvote.com. Instead of receiving copies of our future annual reports, proxy statements, proxy cards and, when applicable, Notices of Internet Availability of Proxy Materials, by mail, shareholders can elect to receive an email that will provide electronic links to our proxy materials and also will give you an electronic link to the proxy voting site. Choosing to receive your future proxy materials or Notices of Internet Availability of Proxy Materials online will save us the cost of producing and mailing documents to you and help conserve natural resources. You may sign up for electronic delivery by visiting www.proxyvote.com.

PROPOSAL 1: ELECTION OF TRUSTEES
     Our business and affairs are managed under the direction of our Board of Trustees. Our Board has responsibility for establishing broad corporate policies and for our overall performance. Our Board currently consists of eight Trustees (identified below), and these Trustees have been nominated for election to new terms.
     The Trustees have no reason to believe that any of the nominees will be unable or unwilling to be a candidate for election at the time of the Meeting. If any nominee is unable or unwilling to serve on our Board, the persons named in the proxy will use their best judgment in selecting and voting for a substitute candidate or the Board may reduce the number of Trustees.
     Each individual elected as a Trustee at the Meeting will serve until the next annual meeting of shareholders and until his successor is elected and qualified.
     The Board of Trustees unanimously recommends that shareholders vote FOR the election of each of the nominees as Trustees.
Trustees
     The following table identifies the Trustees nominated for election at the Meeting.

Name	Age	Position
Walter D’Alessio	74	Non-Executive Chairman of the Board and Trustee
Anthony A. Nichols, Sr.	68	Chairman Emeritus and Trustee
Gerard H. Sweeney	51	President, Chief Executive Officer and Trustee
D. Pike Aloian	53	Trustee
Charles P. Pizzi	57	Trustee
Donald E. Axinn	78	Trustee
Wyche Fowler	67	Trustee
Michael J. Joyce	66	Trustee
     The following are biographical summaries of the Trustees nominated for election at the Meeting.
     Walter D’Alessio, Chairman of the Board and Trustee. Mr. D’Alessio was first elected a Trustee on August 22, 1996 and was appointed our non-executive Chairman of the Board on March 25, 2004. Since October 2003, Mr. D’Alessio has served as Vice Chairman of NorthMarq Capital, a real estate investment banking firm headquartered in Minneapolis with offices in Philadelphia. From 1982 until September 2003, he served as Chairman and Chief Executive Officer of Legg Mason Real Estate Services, Inc., a mortgage banking firm headquartered in Philadelphia. Previously, Mr. D’Alessio served as Executive Vice President of the Philadelphia Industrial Development Corporation and Executive Director of the Philadelphia Redevelopment Authority. He also serves as a director of Exelon, Independence Blue Cross, Pennsylvania Real Estate Investment Trust, Point Five Technologies, Inc., Federal Home Loan Bank of Pittsburgh and the Greater Philadelphia Chamber of Commerce.
     Anthony A. Nichols, Sr., Chairman Emeritus and Trustee. Mr. Nichols was elected Chairman of our Board on August 22, 1996. On March 25, 2004, Mr. Nichols became Chairman Emeritus of our Board. Mr. Nichols founded The Nichols Company, a private real estate development company, through a corporate joint venture with Safeguard Scientifics, Inc. and was President and Chief Executive Officer from 1982 through August 22, 1996. From 1968 to 1982, Mr. Nichols was Senior Vice President of Colonial Mortgage Service Company (now GMAC Mortgage Corporation) and President of Colonial Advisors (the advisor to P.N.B. Mortgage and Realty Trust). Mr. Nichols has been a member of the National Association of Real Estate Investment Trusts (“NAREIT”) and former member of the Board of Governors of the Mortgage Banking Association and Chairman of the Income Loan

Committee of the regional Mortgage Bankers Association and the Executive Committee of the Greater Philadelphia Chamber of Commerce. He is Vice Chairman and Trustee of Saint Joseph’s University and Chairman of the Development Committee. He is also a board member of Fox Chase Bank and the Marine Corps Scarlet and Gold Committee. His memberships include the National Association of Industrial and Office Parks (“NAIOP”) and the Urban Land Institute (“ULI”).
     Gerard H. Sweeney, President, Chief Executive Officer and Trustee. Mr. Sweeney has served as our President and Chief Executive Officer since August 8, 1994 and as our President since November 9, 1988. He was first elected a Trustee on February 9, 1994. Mr. Sweeney has overseen our growth from four properties and a total market capitalization of less than $10 million to over 300 properties and a total market capitalization of over $3 billion as of March 27, 2008. Prior to August 1994, in addition to serving as our President, Mr. Sweeney served as Vice President of LCOR, Incorporated (“LCOR”), a real estate development firm. Mr. Sweeney was employed by the Linpro Company (a predecessor of LCOR) from 1983 to 1994 and served in several capacities, including Financial Vice President and General Partner. During this time, Mr. Sweeney was responsible for the development, marketing, management, construction and financial oversight of a diversified portfolio consisting of urban high-rise, mid-rise, flex, warehouse and distribution facilities, retail and apartment complexes. Mr. Sweeney is a member of the Board of Governors of NAREIT, the Real Estate Roundtable and ULI. Mr. Sweeney is Chairman of the Board of the Schuylkill River Development Corporation, Chairman of the Board of WHYY and a member of the Board of the Pennsylvania Academy of the Fine Arts and Thomas Jefferson University.
     D. Pike Aloian, Trustee. Mr. Aloian was first elected a Trustee on April 19, 1999. Mr. Aloian is a Managing Director of Rothschild Realty Inc., a real estate investment management firm based in New York that specializes in providing growth capital to public and private real estate companies. At Rothschild, Mr. Aloian is responsible for originating investment opportunities, negotiating and structuring transactions and monitoring the investments over their respective lives. Mr. Aloian is a director of EastGroup Properties, Merritt Properties, Advance Realty Group, Denholtz Holdings, LLC, Victory Real Estate Investments, LLC and Shaner Hotel Holdings. He is an adjunct professor of the Columbia University Graduate School of Business. Mr. Aloian graduated from Harvard College in 1976 and received an MBA from Columbia University in 1980. Mr. Aloian was initially elected to our Board in April 1999 in connection with our issuance to Five Arrows Realty Securities III L.L.C. of preferred shares of beneficial interest and warrants exercisable for common shares.
     Charles P. Pizzi, Trustee. Mr. Pizzi was first elected a Trustee on August 22, 1996. Mr. Pizzi is the President and Chief Executive Officer of Tasty Baking Company, a position he assumed on October 7, 2002. Mr. Pizzi served as President and Chief Executive officer of the Greater Philadelphia Chamber of Commerce from 1989 until October 4, 2002. Mr. Pizzi is a director of Tasty Baking Company and serves on a variety of civic, educational, charitable and other boards, including the boards of Drexel University, Philadelphia Stock Exchange, Federal Reserve Bank of Philadelphia and Independence Blue Cross.
     Donald Everett Axinn, Trustee. Mr. Axinn was first elected a Trustee on October 6, 1998. Mr. Axinn is the founder and chairman of the Donald E. Axinn Companies, an investment firm and developer of office and industrial parks throughout the New York metropolitan area. He has published two novels and nine books of poetry, and has produced a film, SPIN, from his novel of the same name. He currently serves on the Board of Trustees of Cold Spring Harbor Laboratory, and is a member of the Advisory Council for Woodrow Wilson International Center for Scholars at the Smithsonian Institution. He has served on the board of The American Academy of Poets, the advisory board for Poet Laureate Robert Pinsky, and was recently Chairman of The Nature Conservancy, Long Island Chapter. A graduate of Middlebury College and holder of a master’s degree in Humanities, he has also been awarded five honorary doctorates. Mr. Axinn has also served as an associate dean of Arts and Sciences at Hofstra University. In 1983, he co-founded the Interfaith Nutrition Network, which provides shelters and kitchens for the homeless and hungry on Long Island.
     Wyche Fowler, Trustee. Mr. Fowler was first elected a Trustee on September 1, 2004. Mr. Fowler served as a member of the U.S. House of Representatives (1977-1986) and U.S. Senate (1987-1992) and as ambassador to Saudi Arabia (1996-2001). Mr. Fowler received an A.B. degree in English from North Carolina’s Davidson College in 1962 and a J.D. from Emory University in 1969. Mr. Fowler serves on a number of corporate and academic boards, including the Philadelphia Stock Exchange, Global Green, Shubert Theatres, NY and Davidson College, and Mr. Fowler is board chair of the Middle East Institute, a nonprofit research foundation in Washington, D.C.

     Michael J. Joyce, Trustee. Mr. Joyce was first elected a Trustee on June 1, 2004. From 1995 until his retirement from Deloitte in May 2004, Mr. Joyce served as Managing Partner for New England of Deloitte, an international accounting firm. Prior to that, he was, for ten years, Managing Partner for Philadelphia of Deloitte. Mr. Joyce serves as Chairman of the Board of A.C. Moore Arts and Crafts, Inc. and as a director of Allegheny Technologies Inc. and also serves on the Board of Overseers of the Boston Symphony Orchestra.
Committees of the Board of Trustees
     Our Board of Trustees has standing Audit, Corporate Governance and Compensation Committees.
     The table below provides 2007 membership and meeting information for each of the Board Committees.

Corporate
Name	Audit	Governance	Compensation
Walter D’Alessio		X	X
Anthony A. Nichols, Sr.
Gerard H. Sweeney
D. Pike Aloian	X	X
Thomas F. August(1)
Donald E. Axinn(2)		X
Wyche Fowler		X
Michael J. Joyce	X		X
Charles P. Pizzi	X		X
Michael V. Prentiss(1)
2007 Meetings	9	4	8

(1)	Messrs. August and Prentiss resigned as members of the Board effective February 5, 2008 and February 8, 2008, respectively. Messrs. August and Prentiss joined our Board in January 2006 upon the consummation of our merger with Prentiss Properties Trust.

(2)	Mr. Axinn was appointed to the Compensation Committee on February 15, 2008.
     Audit Committee. Our Audit Committee assists our Board in overseeing: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the independence and qualifications of our independent registered public accounting firm; and (iv) the performance of our internal audit function and independent registered public accounting firm. Our Board adopted the Audit Committee’s charter in December 1999 and approved amendments to the charter most recently in 2004. The charter is available on our website (www.brandywinerealty.com). Our Code of Business Conduct and Ethics includes information regarding procedures established by our Audit Committee for the submission of complaints about our accounting or auditing matters. The Code of Business Conduct and Ethics is available on our website (www.brandywinerealty.com). The Audit Committee met nine times in 2007. In addition, the Audit Committee met two times in 2008 with PricewaterhouseCoopers LLP, our independent registered public accounting firm, to discuss the 2007 audit and our internal control over financial reporting.
     Our Audit Committee currently consists of Messrs. Aloian (Chair), Joyce and Pizzi, each of whom is independent within the meaning of the Securities and Exchange Commission (“SEC”) regulations, the listing standards of the New York Stock Exchange and our Corporate Governance Principles. Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements. Each of Messrs. Aloian and Joyce is qualified as an “audit committee financial expert” within the meaning of SEC regulations. Our Board reached its conclusion as to the qualifications of each of Messrs. Aloian and Joyce based on his education and experience in analyzing financial statements of a variety of companies. In addition to serving on our Audit Committee, Mr. Joyce currently serves on the audit committees of two other public companies (A.C. Moore Arts and Crafts, Inc. and Allegheny Technologies Inc.).

     As part of the Audit Committee’s role to establish procedures for the receipt of complaints regarding accounting, internal controls over financial reporting and auditing matters, we established a hotline for the anonymous submission of concerns regarding questionable accounting or auditing matters. Any matters reported through the hotline that involve accounting, internal controls over financial reporting or auditing matters, or any fraud involving management or persons who have a significant role in our internal controls over financial reporting, will be reported to the Chairman of our Audit Committee. Our current hotline number is (877) 888-0002.
     Corporate Governance Committee. Our Corporate Governance Committee is responsible for: (i) identifying individuals qualified to become Board members and recommending to our Board the nominees for election to the Board; (ii) recommending to our Board any changes in our Corporate Governance Principles; (iii) leading our Board in its annual review of Board performance, and making recommendations to the Board regarding Board organization, membership, function and effectiveness, as well as committee structure, membership, function and effectiveness; (iv) recommending to our Board Trustee nominees for each Board committee; (v) reviewing our efforts to promote diversity among Trustees, officers, employees and contractors; (vi) arranging for an orientation for all Trustees; and (vii) assessing succession planning, including assisting the Board in identifying and evaluating potential successors to the President and Chief Executive Officer. The charter of the Corporate Governance Committee is available on our website (www.brandywinerealty.com). The Corporate Governance Committee met four times in 2007.
     Our Corporate Governance Committee currently consists of Messrs. Fowler (Chair), Aloian, Axinn and D’Alessio. Each member of the Corporate Governance Committee is independent within the meaning of the listing standards of the New York Stock Exchange and our Corporate Governance Principles.
     Compensation Committee. Our Compensation Committee is authorized to determine compensation for our senior executives. Our Compensation Committee has a charter, which is available on our website (www.brandywinerealty.com). Our Compensation Committee met eight times in 2007.
     Our Compensation Committee currently consists of Messrs. Pizzi (Chair), D’Alessio, Joyce and Axinn. Mr. Axinn was appointed to the Compensation Committee on February 15, 2008. Each member of our Compensation Committee is independent within the meaning of the listing standards of the New York Stock Exchange and our Corporate Governance Principles.
     Under its charter, our Compensation Committee:
•	approves our goals and objectives relating to our President and Chief Executive Officer’s compensation, evaluates our President and Chief Executive Officer’s performance in light of such goals and objectives, and sets our President and Chief Executive Officer’s compensation level based on this evaluation;

•	approves the salaries and bonuses of our other executive officers either (i) with the title Executive Vice President, (ii) with the title Senior Vice President or Vice President, in either case who hold a position as either Managing Director, Chief Financial Officer, General Counsel or Chief Administrative Officer or (iii) who report directly to our President and Chief Executive Officer, taking into account the recommendation of our President and Chief Executive Officer and such other information as the Committee believes appropriate;

•	administers our equity incentive compensation plans, including restricted shares and other equity-based awards under these plans;

•	exercises sole authority to retain and terminate any third party consultants to assist in the evaluation of Trustee, chief executive officer or senior executive compensation and exercises sole authority to approve such consultant’s fees and other retention terms; and

•	assesses the appropriate structure and amount of compensation for the Trustees.
     The Committee does not delegate its authority to approve the compensation of our senior executives and Trustees. Our Compensation Committee engaged SMG Advisory Group LLC to provide it with peer group and industry compensation data and advice on compensation best practices since 2004. In overseeing SMG, our Compensation Committee instructed them to recommend a fair, reasonable and balanced executive compensation program that motivates and rewards executive management for performance while closely aligning the interests of executive management with those of our shareholders. In the first quarter of 2008, the Committee also received advice from another independent compensation consulting firm, Towers Perrin. The Committee engaged Towers Perrin to obtain an additional perspective over executive compensation. See “Executives and Executive Compensation — Compensation Committee Processes and Procedures.”
     Executive Committee. We are evaluating the role of and the constituency of our Executive Committee. Our Executive Committee did not meet in 2007.
Meetings of Trustees and Annual Meeting of Shareholders
     Our Board of Trustees held nine meetings in 2007. In 2007, each incumbent Trustee attended at least 75% of the aggregate of the total number of meetings of the Board and meetings held by all committees on which he served. In addition, our Board holds informational sessions with our President and Chief Executive Officer. During 2007, the Board held three informational sessions. Our non-management Trustees also hold meetings without management. During 2007, our non-management Trustees held four such meetings.
     It is our policy that all Trustees attend annual meetings of shareholders except where the failure to attend is due to unavoidable circumstances or conflicts. All Trustees (other than Mr. Pizzi) attended our annual meeting of shareholders on May 9, 2007. Mr. Pizzi did not attend due to an unavoidable conflict.
Trustee Independence; Independence Determination
     No Trustee qualifies as independent unless our Board affirmatively determines that the Trustee has no material relationship with us, directly or as a partner, share owner or officer of an organization that has a relationship with us.
     Our Board has adopted standards that are set forth in our Corporate Governance Principles. These standards meet the listing standards of the New York Stock Exchange and assist our Board in its evaluation of each Trustee’s independence. Consistent with New York Stock Exchange listing standards, these standards provide that a Trustee who has any of the following relationships or arrangements will not qualify as independent:
•	The Trustee is, or has been within the last three years, an employee of ours, or an immediate family member of the Trustee is, or has been within the last three years, an executive officer of ours.

•	The Trustee has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from us (excluding compensation in the form of Board fees and Board committee fees, whether paid in cash or shares).

•	(A) The Trustee or an immediate family member is a current partner of a firm that is our internal or external auditor; (B) the Trustee is a current employee of such a firm; (C) the Trustee has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the Trustee or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time.

•	The Trustee or an immediate family member of the Trustee is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee.

•	The Trustee is a current employee, or an immediate family member of the Trustee is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
     In its assessment of Trustee independence, our Board considers all commercial, charitable and other business relationships and transactions that any Trustee or member of his immediate family may have with us or with any of our affiliates, including those reported under “Transactions with Related persons” and “Consulting Agreements with Current and Former Trustees” below. Our Board applies the same criteria for assessing independence for purposes of each of the Audit Committee, Corporate Governance Committee and Compensation Committee. In addition, no member of the Audit Committee may accept directly or indirectly any consulting, advisory or other compensatory fee from us (other than fees for service as a Trustee and member of Board committees) or be an affiliate of us.
     Our Board has affirmatively determined that each of Messrs. Aloian, Axinn, D’Alessio, Fowler, Joyce and Pizzi is independent under the standards of the New York Stock Exchange and those set forth in our Corporate Governance Principles and that the Audit Committee, Corporate Governance Committee and Compensation Committee are comprised exclusively of independent Trustees.
     Our Board did not determine Mr. Nichols to be independent because of his status as a former executive with us and did not determine Mr. Sweeney to be independent because of his position as our President and Chief Executive Officer.
     Our Board did not determine that either Mr. Prentiss or Mr. August was independent. In its assessment of each of Messrs. Prentiss and August, the Board considered the post-employment benefits to which each is entitled under his former employment agreement with Prentiss and his consulting agreement with us. We identify the primary benefits to which they are entitled under “Consulting Agreements with Current and Former Trustees” below.
Corporate Governance
     Governance Compliance: Our policies and practices comply with the listing requirements of the New York Stock Exchange and the requirements of the Sarbanes-Oxley Act of 2002. Our Board and Corporate Governance Committee regularly evaluate our approach to corporate governance in light of changing regulatory requirements and evolving best practices.
•	Our Board has adopted clear corporate governance policies as reflected in our Corporate Governance Principles.

•	A majority of our Trustees are independent of us and our management, and all members of the Audit Committee, Compensation Committee and Corporate Governance Committee are independent.

•	The Chairman of our Board is independent.

•	Our non-management Trustees meet regularly without the presence of management.

•	The charters of our Board committees clearly establish their respective roles and responsibilities.

•	Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our Trustees, officers and employees.

•	We have a hotline available to all employees, and our Audit Committee has established procedures for the anonymous submission of any employee complaint, including those relating to accounting, internal controls or auditing matters.

•	Our Board and Board Committees undertake an annual performance self-evaluation.
Additional information on our corporate governance is provided in the following paragraphs and elsewhere in this proxy statement.
     Lead Independent Trustee: Mr. D’Alessio, Chairman of the Board, is our lead independent Trustee, with responsibility to preside at executive sessions of non-management Trustees, oversee the agenda of Board meetings and be available to shareholders and other parties interested in communicating with our non-management Trustees.
     Executive and Trustee Share Ownership Requirements: We maintain minimum share ownership requirements for our executives and Trustees. Officers are required to own, within five years of their election as an officer, common shares (or common share equivalents under our deferred compensation plan) having a market value at least equal to the following multiples of their base salary: (i) President and Chief Executive Officer: six times salary; (ii) each Executive Vice President who is a Senior Managing Director and each Executive or Senior Vice

President who is any of Chief Financial Officer, Chief Investment Officer, General Counsel or Chief Administrative Officer: four times salary; and (iii) each Executive Vice President, Senior Vice President or Vice President who does not hold a position included in the foregoing clause (ii): the lesser of (x) 50% of the aggregate dollar amount of bonuses awarded in the form of Company equity awards (such as restricted shares) during the period following appointment as officer and (y) 1.5 times salary. Trustees are required to own, within four years of joining the Board but no earlier than May 3, 2008, common shares having a market value at least equal to three times their annual base compensation ($35,000 for 2007) except if the Trustee is restricted from personal ownership of common shares under an employment policy of the Trustee’s employer. If an officer does not satisfy the ownership requirement, then until such ownership requirement is satisfied, the officer is restricted from disposing of any shares awarded to him or her by the Company. In addition, our Compensation Committee has required that each executive officer take a minimum of 25% of his or her annual bonus in common shares (or common share equivalents under our Deferred Compensation Plan) if he or she has not met his or her share ownership requirement.
     Succession Planning: Our Board, primarily through our Corporate Governance Committee, assesses succession planning for management and leadership, with a primary focus on succession in the event of the unexpected incapacity of our President and Chief Executive Officer. Our Corporate Governance Principles provide that our President and Chief Executive Officer should at all times make available to the Board, on a confidential basis, his recommendations and evaluations of potential successors.
     Code of Conduct: We maintain a Code of Business Conduct and Ethics, a copy of which is available on our website (www.brandywinerealty.com), applicable to our Trustees, officers and employees. The Code of Business Conduct and Ethics reflects and reinforces our commitment to integrity in the conduct of our business. Any waiver of the Code for executive officers or Trustees may only be made by the Board or by the Audit Committee (which is composed solely of independent Trustees) and will be disclosed promptly as required by law or stock exchange regulation. In addition to the strictures on our personnel included in our Code of Business Conduct and Ethics, we notify our vendors of our commitment to the highest ethical standards and the restrictions in our Code on improper payments and gratuities to our personnel.
     Availability of Committee Charters and Corporate Governance Principles: Each of the charters of the Audit, Compensation and Corporate Governance Committees, our Corporate Governance Principles and our Code of Business Conduct and Ethics is available on our website (www.brandywinerealty.com) and we will also make available in print copies of any of these documents to any shareholder, without charge, upon request.
Trustee Nominations
     In making its recommendations as to nominees for election to our Board, the Corporate Governance Committee may consider, in its sole judgment, recommendations of our President and Chief Executive Officer, other Trustees, senior executives, shareholders and third parties. The Corporate Governance Committee may also retain third-party search firms to identify candidates. Shareholders desiring to recommend nominees should submit their recommendations in writing to Walter D’Alessio, Chairman of the Board, c/o Brandywine Realty Trust, 555 East Lancaster Avenue, Radnor, Pennsylvania 19087. Recommendations from shareholders should include pertinent information concerning the proposed nominee’s background and experience.
     Our Board’s Corporate Governance Principles set forth qualifications for Trustee nominees and the qualifications include a nominee’s:
•	personal ethics, integrity and values;

•	inquiring and independent mind;

•	practical wisdom and mature judgment;

•	broad training and experience at the policy making level in business, government, education or technology;

•	willingness to devote the required amount of time to fulfill the duties and responsibilities of Board membership;

•	commitment to serve on the Board over a period of years in order to develop knowledge about our operations; and

•	involvement in activities or interests that do not create a conflict with the nominee’s responsibilities to us and our shareholders.
The Corporate Governance Committee also considers such other factors as it deems appropriate, including the current composition of the Board. The Corporate Governance Committee has not adopted any criteria for evaluating a candidate for nomination to the Board that differ depending on whether the candidate is nominated by a shareholder versus by a Trustee, member of management or other third parties.
     If the Corporate Governance Committee decides, on the basis of its preliminary review of a candidate, to proceed with further consideration of the candidate, members of the Committee, as well as other members of the Board as appropriate, interview the candidate. After completing its evaluation, the Corporate Governance Committee makes a recommendation to the full Board, which makes the final determination whether to nominate or appoint the candidate as a new Trustee. Our President and Chief Executive Officer, as a Trustee, participates in the Board’s determination.
Communications with the Board
     Shareholders and other parties interested in communicating directly with our lead independent Trustee (Mr. D’Alessio) or with our non-management Trustees as a group may do so by writing to Lead Independent Trustee, Brandywine Realty Trust, 555 East Lancaster Avenue, Radnor, Pennsylvania 19087. In addition, any shareholder or interested party who wishes to communicate with our Board or any specific Trustee, including non-management Trustees, may write to Board of Trustees, c/o Brandywine Realty Trust, at our headquarters’ address. Depending on the subject matter, management will:
•	forward the communication to the Trustee or Trustees to whom it is addressed. (For example, if the communication received deals with questions or complaints regarding accounting, it will be forwarded by management to the Chairman of our Audit Committee for review);

•	attempt to handle the inquiry directly (for example, where the communication is a request for information about us or our operations that does not appear to require direct attention by the Board or an individual Trustee); or

•	not forward the communication if it is primarily commercial in nature or relates to an improper or irrelevant topic.
     At each meeting of the Board, the Chairman of the Board will present a summary of all communications (if any) received since the last meeting of the Board that were not forwarded and will make those communications available to any Trustee upon request.
Trustee Compensation
     The following table and footnotes provide information on the 2007 compensation of our Trustees (other than our President and Chief Executive Officer, who is not separately compensated for his service on the Board). In the paragraph following the table and footnotes we describe our standard compensation arrangements for service on the Board and Board committees.

Trustee Compensation

	Fees Earned	Share	All Other
	or Paid in	Awards	Compensation		Total
Name	Cash ($)(1)	($)(2)	($)		($)
Walter D’Alessio	$104,500	$33,345	$4,260	(3)	$142,105
Anthony A. Nichols, Sr.	$47,000	$33,345	$19,619	(4)	$99,964
D. Pike Aloian	$75,500	$33,345	$4,260	(3)	$113,105
Thomas F. August(5)	$48,500	$22,227	$136,249	(6)	$206,976
Donald E. Axinn	$51,000	$33,345	$4,260	(3)	$88,605
Wyche Fowler	$62,500	$32,650	$4,187	(3)	$99,337
Michael J. Joyce	$66,500	$33,345	$4,260	(3)	$104,105
Charles P. Pizzi	$75,500	$33,345	$4,260	(3)	$113,105
Michael V. Prentiss(5)	$45,500	$22,227	$682,470	(7)	$750,197

(1)	Represents the aggregate amount of all fees earned or paid in cash for services as a Trustee in 2007, including the annual retainer fee (whether in shares or in cash), Board and Board Committee meeting fees and Committee Chair fees, and includes any portion of the fees that a Trustee elected to defer under our Deferred Compensation Plan, which we describe below under “Nonqualified Deferred Compensation.” The following Trustees and former Trustees deferred a portion of their 2007 cash compensation into their deferred share accounts under our Deferred Compensation Plan:

Name	2007 Deferred
Wyche Fowler	$44,000
Michael V. Prentiss	$42,500
Charles P. Pizzi	$44,000
Thomas F. August	$44,000

(2)	This column represents the dollar amount that we recognized for financial statement purposes with respect to our 2007 fiscal year for the fair value of Share Awards, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Share Awards consist of “restricted” common shares awarded annually to our Trustees (other than our President and Chief Executive Officer). On May 9, 2007, each Trustee (other than our President and Chief Executive Officer) received an award of restricted common shares with a grant date fair value of $40,000. These restricted common shares vest in three equal annual installments. Each restricted common share entitles the holder to receive cash distributions and voting rights equivalent to the distribution and voting rights on a common share that is not subject to any restrictions. A restricted common share is subject to forfeiture in the event that the Trustee terminates service on the Board prior to the applicable vesting date for reasons other than death, disability or a change of control of us. The following table shows the aggregate number of Share Awards (consisting of unvested restricted common shares) owned by Trustees (other than our President and Chief Executive Officer) as of December 31, 2007:

Total Number of Unvested
Name	Restricted Common Shares
Walter D’Alessio	2,469
Anthony A. Nichols, Sr.	2,469
D. Pike Aloian	2,469
Thomas F. August	2,173
Donald E. Axinn	2,469
Wyche Fowler	2,469
Michael J. Joyce	2,469
Charles P. Pizzi	2,469
Michael V. Prentiss	2,173

(3)	Represents the aggregate dollar amount of dividends paid in 2007 on unvested restricted common shares.

(4)	Represents (i) $4,260 in dividends paid in 2007 on unvested restricted common shares; and (ii) $15,359 in health and life insurance premiums. We have summarized below under “Consulting Agreements with Current and Former Trustees” our consulting agreement with Mr. Nichols. The amounts shown above do not include $230,674 that was distributed to Mr. Nichols in 2007 from his account under our Deferred Compensation Plan.

(5)	Messrs. August and Prentiss forfeited their unvested restricted common shares upon their resignations from our Board in February 2008. Messrs. August and Prentiss joined our Board in January 2006 upon the consummation of our merger with Prentiss Properties Trust.

(6)	Represents (i) $67,406 on account of office space that we provide to Mr. August under his consulting agreement with us; (ii) $49,766 on account of secretarial services that we provide to Mr. August under his consulting agreement with us; (iii) $1,000 on account of consulting services provided by Mr. August under his consulting agreement with us; (iv) $3,186 in dividends paid in 2007 on unvested restricted common shares; and (v) $14,891 in health and life insurance premiums. We have summarized below under “Consulting Agreements with Current and Former Trustees” our consulting agreement with Mr. August.

(7)	Represents (i) $516,685 for the cost for use of a private aircraft that we provide to Mr. Prentiss as a continuing benefit under his employment agreement with Prentiss Properties Trust that we assumed in our acquisition of Prentiss Properties Trust; (ii) $75,967 on account of office space (including rents and tenant improvements) that we provide to Mr. Prentiss under his consulting agreement with us; (iii) $70,741 on account of secretarial services that we provide to Mr. Prentiss under his consulting agreement with us; (iv) $3,186 in dividends paid in 2007 on unvested restricted common shares; (v) $1,000 on account of consulting services provided by Mr. Prentiss under his consulting agreement with us; and (vi) $14,891 in health and life insurance premiums. We have summarized below under “Consulting Agreements with Current and Former Trustees” our consulting agreement with Mr. Prentiss.
     In 2007, our Trustees (other than our President and Chief Executive Officer) received the following compensation for their service as Trustees:
•	$35,000 annual fee payable in cash or common shares, at each Trustee’s election;

•	$40,000 annual award payable in “restricted” common shares that vest in three equal annual installments (valued at the closing price of the common shares on the date of our annual meeting of shareholders);

•	$1,500 fee payable in cash for participation in each meeting and informational session of the Board;

•	$1,000 fee payable in cash for participation by a member of a Board committee in each meeting of the committee;

•	$45,000 annual fee payable in cash for the Chair of the Board; $15,000 annual fee payable in cash for the Chair of the Audit Committee; $10,000 annual fee payable in cash for the Chair of the Compensation Committee; and $10,000 annual fee payable in cash for the Chair of the Corporate Governance Committee.
     Our Trustees are also reimbursed for expenses of attending Board and Board committee meetings. In addition, our Corporate Governance Principles encourage our Trustees to attend continuing education programs for directors and provide for reimbursement of the reasonable costs of attending such programs. Trustees may elect to defer the receipt of all or a portion of their $35,000 annual fee and $1,500 per Board meeting fee into our Deferred Compensation Plan.
Consulting Agreements with Current and Former Trustees
     Mr. Nichols (Current Trustee). On January 5, 2006, we entered into an agreement with Mr. Nichols that amended the agreement that we entered into with him in March 2004. This amendment provided for Mr. Nichols’: (i) assistance in our integration activities with respect to the Prentiss organization, as and to the extent requested by our President and Chief Executive Officer or our Board and (ii) consultation and advice for special research projects, business development initiatives and strategic planning, as and to the extent requested by our President and Chief Executive Officer or our Board. We agreed to compensate Mr. Nichols for his services at the rate of $500 per hour. For 2007, we made no payments to Mr. Nichols for such services. The amendment did not reduce the benefits to which Mr. Nichols was entitled under our March 2004 agreement with him and extended the term of his engagement with us from December 31, 2006 until December 31, 2007. The benefits to which Mr. Nichols was entitled primarily consisted of: (i) our agreement to use commercially reasonable efforts to cause him to be nominated for election to the Board at each annual meeting of shareholders held prior to December 31, 2007; (ii) our agreement to pay him for service on the Board in the same amount that we pay a non-employee Trustee for service on the Board; (iii) our agreement to pay him $15,000 per year for financial planning services and $20,000 per year for community participation services, in each case through December 31, 2007; and (iv) our agreement to provide him with health care and life insurance benefits through December 31, 2010.
     Mr. Prentiss (Former Trustee). On January 5, 2006, we entered into a consulting agreement with Mr. Prentiss. The agreement: (i) has a three-year term; (ii) provides for Mr. Prentiss’ consulting services to us for $1,000 per year; (iii) provides for not less than 3,300 square feet of office space for Mr. Prentiss; and (iv) provides for secretarial support for Mr. Prentiss. Although Mr. Prentiss resigned from the Board on February 8, 2008, Mr. Prentiss remains entitled to benefits under the agreement that he entered into with Prentiss Properties Trust prior to our merger with Prentiss. These benefits include Mr. Prentiss’ continued entitlement to health, vision, dental, prescription drug and disability insurance coverages at our expense for three years from the merger. These benefits also include the right of Mr. Prentiss to up to 100 hours per year of flight time on a Challenger 300 aircraft during the three-year period and the right to purchase our interest in the aircraft at the end of this period for $100,000. In addition, if any payments made to Mr. Prentiss in connection with the merger would result in an excise tax imposed by either Section 4999 or Section 409A of the Internal Revenue Code, he would be entitled to receive from us a tax reimbursement payment that would put him in the same financial position after-tax that he would have been in if the excise tax did not apply to such amount. Mr. Prentiss joined our Board in January 2006 upon the consummation of our merger with Prentiss Properties Trust.
     Mr. August (Former Trustee). On January 5, 2006, we entered into a consulting agreement with Mr. August. The agreement: (i) has a three-year term; (ii) provides for Mr. August’s consulting services to us for $1,000 per year plus $500 per hour of consulting services provided; (iii) provides for not less than 2,500 square feet of office space for Mr. August; and (iv) provides for secretarial support for Mr. August. Mr. August resigned from the Board on February 5, 2008. Although he resigned from the Board on February 5, 2008, Mr. August remains entitled to benefits under the agreement that he entered into with Prentiss Properties Trust prior to our merger with Prentiss. These benefits include Mr. August’s continued entitlement to health, vision, dental, prescription drug and disability insurance coverages at our expense for three years from the merger. In addition, if any payments made to Mr. August in connection with the merger would result in an excise tax imposed by either Section 4999 or Section 409A of the Internal Revenue Code, he would be entitled to receive from us a tax reimbursement payment that would put him in the same financial position after-tax that he would have been in if the excise tax did not apply to such amount. Mr. August joined our Board in January 2006 upon the consummation of our merger with Prentiss Properties Trust.

Compensation Committee Interlocks and Insider Participation
     The Compensation Committee of our Board is currently comprised of Charles P. Pizzi (Chair), Walter D’Alessio, Donald E. Axinn and Michael J. Joyce. Mr. Axinn was appointed to the Compensation Committee on February 15, 2008. No member of the Compensation Committee is or has been an officer or employee of the Company. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any company that has an executive officer serving as a member of our Board.
Transactions with Related Persons
     Through our merger with Prentiss Properties Trust in January 2006, we acquired three loans made by Prentiss to two of its executives who are now our executives. Prentiss loaned Christopher M. Hipps $127,667 on June 1, 2002 and loaned Daniel K. Cushing $74,583 on January 1, 2002. Prentiss made these loans to assist these executives with moving expenses when they relocated to assume new management positions. The loans contained forgiveness provisions with the purpose of securing the continued employment services of these executives. One-fifth of the principal amount of each loan was to be forgiven on each of the first five anniversaries of the date of the loan if the executive was not in default and his employment had not terminated. In 2007, $25,535 was forgiven on the loan to Mr. Hipps and $14,915 was forgiven on the loan to Mr. Cushing. Accordingly, neither of these loans remains outstanding. In addition, Prentiss loaned Mr. Cushing $500,000 on June 14, 2002, interest free, to purchase a home in California. This loan is non-recourse, is secured by the home purchased and is due on the earlier of (i) termination of Mr. Cushing’s employment, (ii) the sale of the home and (iii) June 14, 2012.
Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons
     Our Audit Committee’s charter provides for review by the Audit Committee of related party transactions. In addition, our Declaration of Trust, which is our corporate charter, provides for approval of transactions in which any of our Trustees has an interest by a majority of our Trustees who have no interest in the transaction. Therefore, related party transactions with a Trustee require both review by our Audit Committee and approval by a majority of our Trustees who have no interest in the transaction. Our Audit Committee charter and our corporate charter do not state criteria or standards that our Trustees must follow in approving related party transactions. Accordingly, our Trustees consider related party transactions in light of their fiduciary duties to act in an informed and careful manner and in the best interest of us and our shareholders. Since January 1, 2006, there have been no related party transactions where the policies and procedures in the Audit Committee charter and our corporate charter have not been followed.

EXECUTIVES AND EXECUTIVE COMPENSATION
Executive Officers
     The following are biographical summaries of our executive officers who are not Trustees:
     Howard M. Sipzner (age 46) is our Executive Vice President and Chief Financial Officer. Mr. Sipzner was appointed to his position in December 2006 and became an officer with us in January 2007. Mr. Sipzner joined us from Equity One, Inc., a real estate investment trust in North Miami Beach, Florida, where he served as Executive Vice President and Chief Financial Officer from 2004 and as Chief Financial Officer and treasurer from 1999 to 2004. Before Equity One, Mr. Sipzner served for twelve years as a Vice President in the Real Estate & Lodging Investment Banking department of Chase Securities, Inc., a subsidiary of the Chase Manhattan Bank and its predecessor, the Chemical Bank. Prior to joining Chemical Bank, Mr. Sipzner worked as an analyst for Merrill Lynch in the Municipal Securities area. Mr. Sipzner received a Bachelor of Arts from Queens College, City University of New York and an MBA from the Harvard Business School.
     H. Jeffrey DeVuono (age 42) is our Executive Vice President and Managing Director – Pennsylvania region.  Mr. DeVuono joined us in January of 1997.  Prior to joining us, Mr. DeVuono worked for LCOR, Inc., a private development company that had a previous association with us, where he held a variety of positions, all of which related to asset management.  Prior to joining LCOR, Mr. DeVuono was a sales representative for Cushman & Wakefield of Philadelphia.  Mr. DeVuono serves on the board of the Pennsylvania Economy League, The Center for Emerging Visual Artists, Bartram’s Gardens and is a committee member of Crossing the Finish Line.  He is also a member of CoreNet, NAREIT, NAIOP and the University of Pennsylvania’s Wharton School Zell/Lurie Real Estate Center.  Mr. DeVuono is a graduate of LaSalle University.
     George D. Sowa (age 48) is our Executive Vice President and Senior Managing Director responsible for our New Jersey region. Mr. Sowa joined us on April 13, 1998. Prior to joining us, Mr. Sowa was employed by Keating Development Company, a real estate development firm, from 1997 to 1998, as a development manager. Mr. Sowa was also employed by Linpro/LCOR, Incorporated as Director of Development/Operations from 1989 to 1997. Mr. Sowa received a Bachelor of Science degree from Cornell University and holds a real estate license in New Jersey and Pennsylvania. Mr. Sowa serves on the Executive Committee and board of NJ NAIOP, and is on the board of the Chamber of Commerce of Southern New Jersey, the Regional Planning Partnership and the Evergreens.
     Robert K. Wiberg (age 52) is our Executive Vice President and Senior Managing Director responsible for our Metropolitan D.C. region. He also provides operational oversight for our Richmond Virginia, Southwest and Northern California regions. Mr. Wiberg joined us on January 5, 2006 upon consummation of our merger with Prentiss. Prior to consummation of the merger, he served as Executive Vice President and Managing Director of the Mid-Atlantic region of Prentiss. His responsibilities at Prentiss included development, acquisitions, leasing, construction, property management and asset management activities in this region. Mr. Wiberg has worked in the Prentiss Washington, D.C. office since 1988, and prior to that served as a development officer in the Prentiss Los Angeles, Atlanta and Dallas offices. Mr. Wiberg holds an MBA from the University of California at Berkeley, a Master of City and Regional Planning degree from Harvard University, and a Bachelor of Arts degree from Cornell University. He has served on the Board of Directors of the Northern Virginia Chapter of the NAIOP, currently serves on the board of the Arlington Partnership for Affordable Housing and holds a Virginia real estate license.
     George D. Johnstone (age 44) is our Senior Vice President of Operations.  He works in conjunction with the regional managing directors in running the Company’s operations.  Mr. Johnstone joined us on November 8, 1998.  Prior to Mr. Johnstone’s appointment as Brandywine Realty Trust’s Senior Vice President of Operations, he was the Vice President of Operations for the Company’s Northern and Western Pennsylvania Regions from 2004 – 2005, the New Jersey Region from 2002 – 2004, and Director of Operations for the New Jersey Region upon his hiring in 1998 until 2002. Prior to joining us, he was the Regional Controller for Linpro/LCOR Inc., where he was responsible for strategic and tactical accounting processes and oversight and leadership of all accounting functions for the Company. Mr. Johnstone serves on the board of the Juvenile Diabetes Research Foundation. Mr. Johnstone earned his Bachelor of Science degree in accounting from Albright College.

     Brad A. Molotsky (age 43) is our Senior Vice President, General Counsel and Secretary. Mr. Molotsky became our General Counsel and Secretary in October 1997 and became a Senior Vice President in December 2004. Prior to joining us, Mr. Molotsky was an attorney at Pepper Hamilton LLP in Philadelphia, Pennsylvania. Mr. Molotsky is a member of NAREIT and the Real Estate Roundtable – Building Security Taskforce, a board member of the Philadelphia Chapter of the NAIOP, the JCC of Southern New Jersey, the Cherry Hill Business Partnership and the Greater Philadelphia Cultural Alliance, and a member of the University of Pennsylvania’s Wharton School Zell/Lurie Real Estate Center. Mr. Molotsky received a B.S. in Accounting from the University of Delaware and an MBA/JD from Villanova University’s School of Law and the College of Business and Finance.
     Darryl M. Dunn (age 41) is our Vice President, Chief Accounting Officer and Treasurer. Mr. Dunn was appointed to his position with us on January 9, 2007. Mr. Dunn joined us from Talk America Holdings, Inc., a communications service provider headquartered in New Hope, Pennsylvania where he served as corporate controller from January 3, 2006 until December 14, 2006. From December 1997 until July 29, 2005, Mr. Dunn served in various positions at Amkor Technology, Inc., a subcontractor of semiconductor packaging and test services headquartered in Chandler, Arizona, including Vice President and Corporate Controller from May 1, 2001 until July 29, 2005. Mr. Dunn is a licensed certified public accountant with the Commonwealth of Pennsylvania and holds a Bachelor of Science degree in accounting from Widener University.

Compensation Discussion and Analysis
Overview
     Our Compensation Committee sets and administers our executive compensation policies and practices. Through these policies and practices we seek to attract, retain and motivate high quality executives to advance our corporate goal of maximizing total returns to shareholders through quarterly dividends and share price appreciation.
     Our executive compensation consists of three principal components: base salary; annual bonus; and equity-based long-term incentives. We provide annual bonus awards primarily to motivate key employees to meet individualized annual performance targets that take into account and enhance our corporate performance. Individualized annual performance targets reflect the areas of responsibility of our executives, such as leasing, tenant services, acquisitions, dispositions, developments, financings and administration. We evaluate our corporate performance by reference to our total shareholder return, funds from operations and investment and financing activities compared to both internal goals and peer company results. We design equity-based long-term incentives primarily to motivate and reward key employees over longer periods and align their interests with those of our shareholders. Through vesting and forfeiture provisions in equity-based long-term awards we seek to retain executives and link the value of their compensation to the longer-term interests of our shareholders. An executive whose employment with us terminates before equity-based awards have vested, either because the executive has not performed in accordance with our expectations or because the executive chooses to leave, will generally forfeit the unvested portion of the award.
     Generally, as an executive’s responsibilities increase, our Compensation Committee allocates a greater portion of total compensation to annual bonus and long-term equity-based incentive compensation. We believe this allocation approach reflects our pay-for-performance compensation philosophy because of the greater influence of our most senior executives on our annual and long-term business results.
     Our Compensation Committee generally makes final compensation determinations in or shortly after the first quarter of each year. This timing allows the Compensation Committee to evaluate our executives against individual performance metrics and our corporate performance for the preceding year.
     On April 8, 2008 our Compensation Committee, after a series of meetings in 2007 and early 2008, set the 2008 base salaries for our executive officers and awarded our executive officers annual bonuses and equity-based long-term incentives. The table below summarizes the April 2008 determinations for our named executive officers.

			Equity-Based
Executive	2008 Base Salary	Annual Bonus	Long-Term Incentive
Gerard H. Sweeney	$600,000	$0	$1,414,000
Howard M. Sipzner	$392,700	$350,000	$350,000
Brad A. Molotsky	$332,520	$220,006	$296,843
George D. Sowa	$275,000	$140,000	$175,932
Robert K. Wiberg	$275,000	$160,000	$206,582
     Executives may generally elect to receive their annual bonuses in cash or common shares. Common shares issued at the election of an executive are priced at a 15% discount to the market price of our common shares on the date of the award if the electing executive meets our share ownership requirements applicable him and the incremental common shares received by the executive on account of the discount are subject to vesting over a two-year period.
     The equity-based long-term incentive awards shown above consist of a combination of restricted performance shares and options. In the case of our President and Chief Executive Officer, the award was split between restricted performance shares (44.3%) and options (55.7%). In the case of our other named executives, 77.7% of the award was in the form of restricted performance shares and 22.3% was in the form of options. Each restricted performance share vests on the third anniversary of the award date and is settled for one common share. Vesting would accelerate if we were acquired or underwent a change in control or if the recipient of the award were to die or become disabled prior to the vesting date. In the case of our President and Chief Executive Officer and our Executive Vice President and Chief Financial Officer, vesting would also accelerate if we were to terminate him without cause, or if he were to resign for good reason, under his employment agreement. We pay dividend equivalents on restricted performance shares prior to the vesting date. Each option has a per share exercise price of $20.61, vests ratably over three years and has a ten-year term. Vesting of options accelerates upon the same events that triggers accelerated vesting of performance shares. The allocation of the dollar amount of equity-based incentive awards between performance shares and options reflects a value for each performance share equal to the per share closing price of our common shares on the award date ($17.61) and a value for each option of $0.78 based on a Black Scholes valuation.
     Our Compensation Committee made its April 2008 executive compensation determinations within a framework that compares executive and corporate performance against stated criteria and goals while also reflecting adjustments made at the Committee’s discretion. For those of our named executives shown above who were also named executives in our 2007 proxy statement (each of the above executives other than Mr. Sipzner) the aggregate dollar amount of the annual bonuses and equity-based long-term incentives (based on the grant date fair values of the incentives) awarded in April 2008 declined by approximately $2.7 million from the aggregate dollar amount of the annual bonuses and equity-based long-term incentives awarded in February 2007.
     As part of its analysis, our Compensation Committee reviews each of the components of an executive’s prior year compensation and additional benefits paid or payable to each executive, including the events that might trigger additional payments, such as termination of an executive on account of disability or death or termination of an executive as part of a change in control transaction.
     Generally, as an executive’s responsibilities increase, our Compensation Committee allocates a greater portion of total compensation to annual bonus and equity-based long-term incentives. We believe this allocation approach reflects our pay-for-performance compensation philosophy because of the greater influence of our most senior executives on our annual and long-term business results. We have allocated the three principal components of our executive compensation programs in a manner that we believe optimized each executive’s contribution to us. We have developed this compensation framework for 2007, 2008 and future years which contemplates that each of the three principal components of our compensation program will represent the approximate percentage of total compensation shown in the table below:

Principal Component as a Percentage of Total Compensation
President and Chief Executive
Principal Component	Officer	Other Named Executives
• Base salary	15% to 25%	25% to 35%
• Annual bonus	25% to 35%	15% to 25%
• Equity-based long-term incentive	50% to 60%	40% to 50%
     Consistent with the percentage of total compensation assigned to each principal component of executive compensation, our Compensation Committee has established general ranges for the amounts of the annual bonuses and long-term equity-based awards for each executive officer. These ranges are expressed as percentages of base salaries and, in the case of Mr. Sipzner, are included in his employment agreement. See “Employment Agreements”. The table below shows these percentages for each of our named executives:

	Annual Bonus	Equity-Based Long-Term
Executive	Percentage Range	Percentage Range
Gerard H. Sweeney	150% — 250%	250% — 500%
Howard M. Sipzner	80% — 110%	80% — 110%
Brad A. Molotsky	50% — 100%	150% — 200%
George D. Sowa	50% — 100%	150% — 200%
Robert K. Wiberg	50% — 100%	150% — 200%
Actual awards to the named executives reflect a series of computations and adjustments and the exercise of discretion by the Compensation Committee. Later in this Compensation Discussion and Analysis we provide detail on the computations. Generally, the computations, adjustments and applications of discretion are made as follows: First, we multiply the low and high end of the ranges shown in the table above by the base salary of an executive. We then multiply the low and high end of the computed dollar range by a “performance metric percentage”. The performance metric percentage for each named executive reflects his blended achievement of regional, individual and corporate performance goals. The performance metric percentage for each named executive (other than our President and Chief Executive Officer) also reflects the judgment of our President and Chief Executive Officer. Our President and Chief Executive Officer, working in conjunction with other senior executives, generally establishes performance metrics in or around the first quarter of the year and reviews the metrics with our Compensation Committee.
     Our framework for computing actual awards for an executive contemplates that, after multiplying the low and high end of the computed dollar ranges for each executive by the performance metric percentage for the executive, our Compensation Committee would exercise discretion in setting individual awards at the low, middle or high end of the computed ranges. For example, an executive with a $300,000 base salary and an annual bonus percentage range of 50% to 100% would have an unadjusted annual bonus opportunity of between $150,000 and $300,000. If the executive’s performance metric percentage equaled 70%, then the adjusted bonus opportunity would be between $105,000 and $210,000.
     Following review of our 2007 performance, primarily our negative total shareholder return for 2007, our Compensation Committee requested our President and Chief Executive Officer to recommend adjustments to the computed amounts based on his evaluation of the performance of each executive officer subject to the limitation that the aggregate of the annual bonuses for our executive officers (excluding those executives who joined us in 2007) not exceed 80% of the aggregate of the annual bonuses awarded to them for 2006. The Committee made a similar request, and imposed a similar limitation of 80%, for recommendations for equity-based long-term awards. The Committee accepted the recommendations of our President and Chief Executive Officer, although the Committee has sole authority over, and may exercise its sole discretion regarding, the structure of the compensation program and individual arrangements for each named executive officer. The absence of an annual bonus award to our President and Chief Executive Officer and his equity-based long-term award reflects our Compensation Committee’s concurrence with our President and Chief Executive Officer’s request not to receive an annual cash bonus and to receive a year-end award restricted equity award that vests over three years. The sum of the aggregate annual bonuses and equity-based long-term incentives awarded in April 2008 to our executive officers who were executive officers in 2006 (excluding our President and Chief Executive Officer) equaled 72.3% of the sum of the aggregate annual bonuses and equity-based long-term incentives awarded to these same officers in February 2007. The $1.4 million equity-based long-term incentive awarded to our President and Chief Executive Officer in April 2008 was approximately 39.8% of the sum of his 2006 annual bonus and his equity-based long-term incentive awarded in February 2007.
     Historically, our Compensation Committee awarded equity-based long-term incentives in the form of restricted common shares that vested over five years. In February 2007 our Compensation Committee awarded restricted performance shares rather than restricted common shares and set vesting over a seven, rather than a five, year period. The Committee awarded performance shares, rather than common shares, to afford eligible recipients the opportunity to defer the performance shares into our Deferred Compensation Plan. The three-year vesting of performance shares awarded in 2008 reflects a judgment by our Compensation Committee that this shorter vesting period is more effective than either a seven or five year vesting period in retaining and motivating executives. In the first quarter of 2008 our senior executives asked our Compensation Committee to evaluate the desirability of issuing options with a strike price above the market price of our common shares for a portion of the equity-based long-term incentives that would otherwise be awarded in the form of restricted performance shares. We believe that out-of-the-money options further align the interests of the recipients of the options to the interests of our shareholders. The $20.61 per share exercise price of the options reflects a 15% premium to the closing price of our common shares on December 31, 2007 and a 17% premium to the closing price of our common shares on April 8, 2008, the award date of the options.
     In its design and administration of our executive compensation programs, our Compensation Committee reviews peer group data, primarily as a frame of reference to set executive compensation as a whole within the middle range of comparative pay at the peer group companies. Our Compensation Committee believes that peer group data also provides a reasonable indicator of total compensation opportunities at companies that might recruit our executives and helps the Compensation Committee set compensation at competitive levels. The Compensation Committee periodically reviews and updates the companies within the peer groups to assure that our compensation programs are reasonable and competitive. In its evaluation of compensation in early 2007, primarily for awarding annual bonuses for 2006 and equity-based long-term incentives, our Compensation Committee reviewed three groupings of executive compensation data. The Committee selected these groupings to provide different frames of reference, with one group comprised of 18 companies that invest primarily in office properties; another group comprised of 35 REITs in various industry sectors; and a third group of seven office companies that are a subset of the office company group.
     In the fourth quarter of 2007 and the first quarter of 2008, our Compensation Committee, with participation of two independent executive compensation consultants (SMG Advisory Group LLC and Towers Perrin), determined to evaluate our executive officer compensation by reference to a single peer group, developed by the Compensation Committee, comprised of the following companies:
•	Liberty Property Trust

•	Corporate Office Properties Trust Inc.

•	Kilroy Realty Corp.

•	Douglas Emmett, Inc.

•	Mack-Cali Realty Corporation

•	Digital Realty Trust, Inc.

•	First Industrial Realty Trust, Inc.

•	PS Business Parks, Inc.

•	Lexington Corporate Properties Trust

•	Washington Real Estate Investment Trust

•	Highwoods Properties Inc.
     Our Compensation Committee selected these companies because they acquire, develop, lease and manage sizeable office real estate portfolios or own both office and industrial properties and generally have a total equity market capitalization comparable to our market capitalization. Our Compensation Committee did not consider the compensation practices of any of the peer group companies in selecting the companies for inclusion in the peer group.
     In addition to its review of peer group data, including a proxy analysis prepared by SMG Advisory Group LLC, our Compensation Committee reviews other analyses, including an analysis prepared by our executive staff of survey data compiled by FPL and NAREIT. In the first quarter of 2008, the Compensation Committee also received advice from another independent compensation consulting firm, Towers Perrin. The Compensation Committee engaged Towers Perrin to obtain an additional perspective on executive compensation and has engaged Towers Perrin to assist the Committee in evaluating our executive compensation programs during 2008. We do not have any affiliation with Towers Perrin or SMG Advisory Group LLC and the engagements of each of these firms has been through our Compensation Committee.

     Our Compensation Committee reviews our executive compensation program regularly. In 2007 the Committee met eight times to address executive compensation and to date has met 7 times in 2008 to evaluate our executive compensation programs.
Discussion
     The principal components of our executive compensation consist of:
•	Base salary;

•	Annual bonus; and

•	Long-term equity incentives.
     Other components of executive compensation include:
•	Health and disability coverage, 401(k) matching contributions, life insurance, deferred compensation;

•	An opportunity, through our outperformance program, to earn long-term equity above annual equity awards if we achieve superior market-based performance, measured by our total shareholder return, both in absolute terms and relative to peer performance, over a three year measurement period;

•	An opportunity to participate in our employee share purchase plan;

•	Severance and change-in-control benefits.
     Each of the principal components of our executive compensation furthers of one or more of our compensation objectives. Our Compensation Committee considers each component as part of a total compensation package and, therefore, evaluates the impact on each component on each of the other components in making compensation determinations.
     Base Salary. In setting base salaries of each executive our Compensation Committee considers the assigned responsibilities and performance of the executive and our overall corporate performance, reviewed annually against peer group data. The Committee’s consideration of individual executive performance includes the views and recommendations of our President and Chief Executive Officer who, in turn considers each executive’s contribution to our overall corporate performance and to regional, departmental or other business units under his or her authority. In setting base salaries our Compensation Committee also considers the linkage of base salaries to compensation elements tied to base salaries, including severance benefits, which are computed as a multiple of base salary.

     Our Compensation Committee generally reviews base salaries in or shortly after the first fiscal quarter of each year, with adjustments, if any, effective as of March 1. The table below shows the 2008 base salaries and the percentage change that the 2008 base salaries represent over 2007 base salaries. In establishing 2008 base salaries, our Compensation Committee concurred in Mr. Sweeney’s request that his base salary not be increased.

		Percentage Increase over
Executive	2008 Base Salary	2007 Base Salary
Gerard H. Sweeney	$600,000	0.00%
Howard M. Sipzner(1)	$392,700	2.00%
Brad A. Molotsky	$332,520	2.00%
George D. Sowa	$275,000	1.85%
Robert K. Wiberg	$275,000	1.85%

(1)	Mr. Sipzner’s 2007 base salary was set at $385,000 in his employment agreement executed upon joining us.
     Annual Bonuses. Our annual bonuses are computed on the basis of actual performance against individual and corporate goals. These goals reflect our overall corporate strategy developed by our Board and senior executives. Each year our Compensation Committee establishes a target annual bonus range for each executive, expressed as a percentage of the executive’s base salary. Actual bonus achievements are based upon corporate, regional, department and other business unit objectives and individual performance objectives. Our President and Chief Executive Officer recommends corporate, regional, department and other business unit objectives and individual performance objectives and weightings (for named executives other than himself) to the Compensation Committee. The Compensation Committee approves the corporate, regional, department and other business unit objectives and individual performance objectives, the threshold and range of awards related to these objectives, and the weightings of these objectives. Generally, the criteria for corporate, regional, department and other business unit objectives are objective, while those associated with individual performance objectives are subjective. The subjective portion of the goals for each of our named executives generally comprises approximately 20% of the potential award. With respect to our President and Chief Executive Officer, the Compensation Committee sets the performance objectives and establishes the target bonus, with the bonus range shown below.
     Initial target bonus levels are established to conform with estimates in our annual budget and are adjusted to reflect actual performance against budget. With the exception of Mr. Sipzner, all of our named executives participated in this program. Mr. Sipzner’s award opportunity was based upon his employment agreement from 2007; he will participate in this program for 2008 and all future years.
     Following the end of the fiscal year, our management submits to the Compensation Committee the results of corporate, regional, department and other business unit objectives and individual performance objectives and our President and Chief Executive Officer submits to the Compensation Committee his assessment of the achievement of his and the other named executive officers’ individual performance objectives. The Compensation Committee discusses the assessments of our President and Chief Executive Officer with him and has unrestricted authority to modify his assessments. The Compensation Committee generally does not adjust corporate, regional, department and other business unit objectives, but may do so to take into consideration unusual items such as acquisitions, divestitures, or other extraordinary events. A performance level that meets expectations generally leads to a payment at the mid-point of the target bonus range, while an outstanding performance assessment will lead to the highest payment contemplated. A performance level that falls below expectations generally leads to a payment at the low-point of the target bonus range, and may lead to the payment of no portion of the bonus if no performance goals are met or performance is so far below expectations that the Compensation Committee believes that no bonus should be paid. Some performance measures have a threshold performance criteria such that performance below that level will earn no bonus awards for that performance goal (for example, commencing construction on a particular development site by a certain date), while some performance measures have no such threshold (for example, if the goal is to lease 75,000 square feet in a particular building, one third of the award will be earned if 25,000 square feet are leased).

     Performance Goals Considered in Annual Bonuses. Our Committee bases part of its determination of annual bonuses on an assessment of performance measured against pre-established corporate and individual business unit or departmental goals.
     Key elements of the corporate goals for 2007 included: (i) Total Shareholder Return; (ii) Funds From Operations (FFO); (iii) Same-Store Growth (profitability on existing portfolio of real estate assets); (iv) Funds Available for Distribution (FAD); and (v) Lease Retention. Applicability of these goals varies among our executives based upon their respective responsibilities. Performance goals for our President and Chief Executive Officer also include metrics tied to our developments and other capital projects. We also have regional, department and other business unit objectives and individual performance objectives, with weighting shown in the table below captioned “2007 Annual Bonus Targets, Weighting and Awards.” The Committee’s assessment of 2007 goals, objectives and performance took into account:
     • Total Shareholder Return (“TSR”), which includes dividends paid in, and changes in share price over, a fiscal year, is a metric that compares our return to shareholders with the returns of other companies in our peer group. TSR forms 16% of the overall metrics (and is 20% of the “corporate” metric) for our President and Chief Executive Officer and ranges between 6% to 9% of the overall metrics (and is 30% of the “corporate” metric) for our other named executives. For 2007, our TSR was below the 25th percentile of peer group companies. The table below captioned “2007 Annual Bonus Targets, Weighting and Awards” shows the relative weighting of the corporate metric.
     • Funds From Operations (“FFO”) compares our achieved FFO against our internal targets. FFO forms 16% of the overall metric (and is 20% of the “corporate” metric) for our President and Chief Executive Officer and ranges from 6% to 9% of the overall metric (and is 30% of the “corporate” metric) for our other named executives. FFO for 2007 was $2.55.
     • Same Store Growth (“SSG”) compares our achieved SSG ranges against out internal targets. SSG forms 4.5% of the overall metric (and is 5% of the “corporate” metric) for our President and Chief Executive Officer and ranges from 3.9% to 2.6% of the overall metrics (and is 13% of the “corporate” metric) for our other named executives. SSG for 2007 was 1.3%.
     • Funds Available for Distribution (“FAD”) payout ratio compares our achieved FAD payout ratio against our internal target. FAD payout ratio forms 4.5% of the overall metric (and is 5% of the “corporate” metric) for our President and Chief Executive Officer and ranges from 3.9% to 2.6% of the overall metrics (and is 13% of the “corporate” metric) for our other named executives. FAD payout ratio for 2007 was greater than 100%.
     • Lease Retention describes our ability to renew existing leases as compared against internal targets. Lease Retention forms 3.9% to 2.6% of the overall metric (and is 13% of the “corporate” metric) for our named executives other than our President and Chief Executive Officer. Lease Retention for 2007 was 72.8%
     The Compensation Committee exercises discretion in applying these metrics and believes that exercise of discretion is appropriate because it allows us to respond to opportunities and challenges that arise during the year. For 2007 our Compensation Committee determined that the payout percentage tied to corporate financial goals should be approximately 50%.
     The Committee’s review of an assessment by our President and Chief Executive Officer as to our 2007 regional, department and business unit performance resulted in payout percentages based on these objectives that ranged from 54.3% to 79.75% of target. Annual bonuses awarded to our named executives in April 2008 are shown in the table above and included in the Summary Compensation Table.
     President and Chief Executive Officer Annual Bonus. Our President and Chief Executive Officer’s performance objectives are adopted by the Compensation Committee each year following a discussion of our annual business plan as well as our key objectives for that year. Mr. Sweeney’s participation includes submission of a recommendation to our Compensation Committee of his proposed objectives. Our Compensation Committee reviews the recommendation in the context of our annual business plan and other key objectives, and sets the performance goals and target annual bonus following this review. After each year our President and Chief Executive Officer submits to our Compensation Committee data relating to actual achievements against goals. The Committee evaluates this data in light of our financial performance for the prior year and makes a final determination of the achievement of our President and Chief Executive Officer. The Committee’s determination reflects the exercise of discretion and the Committee’s subjective judgment of the performance of our President and Chief Executive Officer, including his ability to represent and enhance our culture and integrity.
     The 2007 performance objectives for our President and Chief Executive Officer included (i) a TSR exceeding the 25th percentile of the peer group, (ii) FFO exceeding $2.56, (iii) status of developments, (iv), sales transactions in non-core markets, (v) SSG and (vi) our FAD payout ratio. Mr. Sweeney’s performance would have warranted an annual bonus of approximately $816,000. However, Mr. Sweeney requested that he not receive an annual bonus and that, instead, full weighting be given to his long term equity award. The Committee accepted Mr. Sweeney’s recommendations. See “2007 Equity Award Targets, Weighting and Awards” below for a summary of Mr. Sweeney’s long-term equity awards.
     The table below summarizes 2007 target annual bonus ranges, target annual bonuses, maximum bonuses, maximum annual bonus payments and the weighting and performance levels:
2007 Annual Bonus Targets, Weighting and Awards

						Annual
				Maximum		Bonus as
		Target Annual	Target	Annual	Performance Factors	Percent of	Annual
	Base Salary	Bonus Range	Annual Bonus	Bonus	and Weighting	Maximum	Bonus
Executive	($)	(%)(1)	($)	($)(1)	(2)	(3)	($)(3)(4)
Gerard H. Sweeney	$600,000	150% to 250%	$900,000 to $1,500,000	$1,500,000	Corporate - 80% Individual - 20%	0%	$0

Howard M. Sipzner	$385,000	80% to 110% (1)	$308,000 to $423,500	$423,500	Not applicable (1)	82.6%	$350,000

Brad A. Molotsky	$326,000	50% to 100%	$163,000 to $326,000	$326,000	Corporate - 30%	67.5%	$220,000
					Department- 50%
					Individual - 20%

George D. Sowa	$270,000	50% to 100%	$135,000 to $270,000	$270,000	Corporate - 20%	51.9%	$140,000
					Regional - 60%
					Individual - 20%

Robert K. Wiberg	$270,000	50% to 100%	$135,000 to $270,000	$270,000	Corporate - 20%	59.3%	$160,000
					Regional - 40%
					Individual - 40%

(1)	We discuss above target annual bonus ranges and maximum annual bonuses. The target annual bonus range for Mr. Sipzner was set according to the terms of his employment agreement.

(2)	Our Compensation Committee weights performance objectives in an effort to balance achievement of our overall corporate objectives, reflected in our annual business plan, and individual performance.

(3)	Our Compensation Committee seeks to set compensation at the average compensation levels of peer group companies. However, we expect that our 2007 annual bonuses awarded in April 2008 are generally below the peer group average, reflecting our 2007 performance, measured on both an absolute and relative basis compared to our peers. As indicated above, our Committee determined that the amount of awards not exceed 80% of the aggregate of the annual bonuses awarded to the officers in February 2007 for 2006.

(4)	Historically, our Compensation Committee has awarded annual bonuses within the first three months after the completion of each fiscal year. The Committee has required that each executive officer take a minimum of 25% of his or her annual bonus in common shares (or common share equivalents under our Deferred Compensation Plan) if his or her share ownership requirement has not been met. Additionally, each executive has the ability to take all or a portion of the balance of his or her year-end bonus in excess of 25% in common shares (or common share equivalents under our Deferred Compensation Plan) at a 15% discount to the market price of the common shares on the award date. The Compensation Committee has provided that any executive who, at the time of award of the year-end bonus, meets the share ownership requirements applicable to him or her, as set forth in our Corporate Governance Principles, is not required to take any portion of his or her year-end bonus in common shares (or common share equivalents) and is entitled to the 15% discount on any shares or share equivalents taken. We summarized our share ownership requirements above under the caption “Corporate Governance – Executive and Trustee Share Ownership Requirements.” After taking into consideration 2007 awards, and with the exception of Mr. Sowa, each of our Named Executive Officers currently meets the requirements applicable to him. With respect to Mr. Sowa, he was then required to use 25% of his short-term cash award and purchase common shares, with no discount provided.
     Equity-Based Long-Term Incentive Compensation. Our Compensation Committee annually awards equity-based long-term incentives to executives and believes these incentives assist us in attracting, retaining and motivating our executives within a performance-oriented environment. The Committee believes these awards further our long-term success, aligning the interests of our executives and our shareholders. In determining the amount of the equity-based long-term incentives awarded to executives in April 2008, the Committee considered the same factors that it considered in determining annual bonuses. In addition, the Committee reduced targeted amounts of equity-based long-term incentives to reflect our 2007 performance (primarily our total shareholder return). The Compensation Committee allocated the equity-based long-term incentive awards between time-vested restricted performance shares and share options.
     Restricted Performance Share Awards. Approximately 77.7% of the equity-based long-term incentives awarded in April 2008 to our named executives (other than Mr. Sweeney) was in the form of time-vested restricted performance shares. In the case of Mr. Sweeney, approximately 44.3% of his equity-based long-term incentives awarded in April 2008 was in the form of time-vested restricted performance shares. We valued each performance share based on the closing price of our common shares on the April 8, 2008 award date ($17.61).
     The performance shares awarded in April 2008 vest in their entirety on the third anniversary of the award date. This vesting schedule differs from 2006 performance shares awarded in February 2007 in two respects: (i) the April 2008 shares will vest fully over three years whereas the 2007 shares vest over seven years and (ii) the 2008 shares vest all at once on the third anniversary of the award date whereas the 2007 shares vest in seven equal annual installments. The Committee determined that the shorter vesting period and uniform vesting features would better achieve our retention efforts than the vesting approach taken in the 2007 shares.
     Share Option Awards. Approximately 22.3% of the equity-based long-term incentives awarded in April 2008 to our named executives (other than Mr. Sweeney) was in the form of incentive stock options. In the case of Mr. Sweeney, approximately 55.7% of his equity-based long-term incentives awarded in April 2008 was in the form of incentive stock options. The Committee awarded Mr. Sweeney a greater percentage of his equity-based long-term incentive in options as an additional incentive to continue the financial, operating, budgeting and other steps necessary to aid in the recovery of our share price. Options to purchase our common shares are valued using a Black Scholes model. The options issued to our executives in April 2008 have a fair value of $0.78 per share. The assumptions used in the Black Scholes model to determine this fair value were: a risk-free interest rate of 3.08%, a dividend yield of 8.96%, a volatility rate of 23.22% and a weighted average option term of seven years.
     The 2007 performance objectives for equity-based long-term incentives for the named executives were based on the same objectives used for the annual bonuses, as discussed above. The following table summarizes 2007 target equity awards, maximum equity awards, awards granted, and the relative weighting and performance levels, and are subject to the same qualifications discussed above for annual bonuses:

2007 Equity Award Targets, Weighting, and Awards

						Equity-Based
			Target	Maximum		Long-Term
		Target	Equity-Based	Equity-Based		Incentive	Equity-Based
		Equity-Based	Long-Term	Long-Term		Awards	Long-Term
	Base	Long-Term Incentive	Incentive	Incentive		Awarded as	Incentive
	Salary	Awards	Awards Value	Awards Value	Performance Factors	Percent of	Awards Value
Executive	($)	(%)	($)	($)	and Weighting	Maximum	($)
Gerard H. Sweeney	$600,000	250% to 500%	$1,500,000 to	$3,000,000	Corporate - 80%	47.1%	$1,414,000
			$3,000,000		Individual - 20%
Howard M. Sipzner	$385,000	80% to 110% (1)	$308,000 to	$423,500	Not applicable (1)	82.6%	$350,000
			$423,500
Brad A. Molotsky	$326,000	150% to 200%	$489,000 to	$652,000	Corporate - 30%	45.5%	$296,843
			$652,000		Department - 50%
					Individual - 20%
George D. Sowa	$270,000	150% to 200%	$405,000 to	$540,000	Corporate - 20%	32.6%	$175,932
			$540,000		Regional - 60%
					Individual - 20%
Robert K. Wiberg	$270,000	150% to 200%	$405,000 to	$540,000	Corporate - 20%	38.3%	$206,582
			$540,000		Regional - 40%
					Individual - 40%

(1)	The target equity-based long-term incentive range for Mr. Sipzner was set in his employment agreement.
     Deferred Compensation Plan
     We offer a deferred compensation plan that enables our executives to defer a portion of their base salaries, bonuses and equity awards. The amounts deferred are not included in the executive’s current taxable income and, therefore, are not currently deductible by us. The executives select from a limited number of mutual funds and investment alternatives which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the selected investments. We do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any executive officer who participates in this plan, other than a limited amount to make up for any loss of matching contributions under our Section 401(k) plan. We have made this plan available to our executives in order to ensure that our benefits are competitive.
     Other Benefits
     Our executives participate in company-sponsored benefit programs available broadly to generally all our salaried employees, including our employee share purchase plan and our Section 401(k) plan, which provides a dollar-for-dollar company matching contribution of 30% of the first 10% of compensation contributed to the plan (utilizing earnings not in excess of an amount established by the Internal Revenue Service ($225,000 in 2007)). Other benefits, such as health and dental plans, group term life insurance, short- and long-term disability insurance and travel accident insurance, are also available generally to all our salaried employees.
     Perquisites
     We no longer provide perquisites to our executive officers, with the exception of a monthly payment to Mr. Sipzner for automobile expenses under his employment agreement. Until February 2007, we provided automobile allowances to our named executive officers.

     Post-Termination Benefits
     We may provide severance protection to our executive officers, depending on the circumstances that resulted in their termination. Benefits under these plans are payable only if the executive’s employment terminates as specified in the applicable severance plan. These change-in-control severance protection benefits are described under “Potential Payments on Termination or Change in Control — Severance Benefits.”
     We believe that the severance protection that we provide is consistent with those maintained by our peer companies and is therefore important in enabling us to attract and retain high quality executives. We also believe it is in our best interest to have agreements with our senior executives that maintain their focus on, and commitment to, us notwithstanding a potential merger or other change of control. The agreements with our executive officers (other than our President and Chief Executive Officer) condition the executive’s entitlement to severance following a change of control upon a so-called “double trigger.” Under a double-trigger, the executive is entitled to severance only if, within a specified period following the change of control, the terms of his or her employment are adversely changed. The entitlement of our President and Chief Executive Officer to severance following a change of control is not conditioned on an adverse change in his employment terms, although he would be entitled to severance following a change of control only if he were to elect to resign.
     We currently have employment agreements with our President and Chief Executive Officer and our Executive Vice President and Chief Financial Officer. These agreements provide for post-employment severance absent a change of control if we terminate the applicable executive (other than for cause) prior to the expiration of the stated employment term. In addition, we have employment letter agreements with our Vice President and Chief Accounting Officer as well as our other senior executives that provide for at-will employment (meaning that the executive’s employment can be terminated either by us or the executive for any reason or no reason at any time). We believe this approach provides us with the flexibility to terminate the applicable executive at any time and for any reason while providing the executive with the benefit of his or her bargained-for compensation.
Additional Compensation Information.
     Role of the Chief Executive Officer in Compensation Decisions. Our Chief Executive Officer makes a recommendation to the Committee each year on the appropriate target total annual compensation to be paid to our executive officers, excluding himself. The Committee makes the final determination of the target total annual compensation to be awarded to each executive officer, including our Chief Executive Officer, based on the Committee’s determination of how that compensation will aid in achieving the objectives of our compensation policies. While our Chief Executive Officer and General Counsel typically attend Committee meetings, none of the other executive officers is present during the portion of the Committee’s meetings when compensation for these executive officers is set. In addition, our Chief Executive Officer and General Counsel are not present during the portion of the Committee’s meetings when their compensation is set.
     Timing of Equity Awards. We do not have any process or practice to time the grant of equity awards in advance of our release of earnings or other material non-public information. Historically, our Compensation Committee has awarded annual bonuses and restricted equity in the first quarter after the completion of each fiscal year, following review of pertinent fiscal year information and industry data. The date on which the Committee has met has varied from year to year, primarily based on the schedules of Committee members and the timing of compilation of data requested by the Committee.
     Compensation Recovery. We have not adopted a policy that provides for recovery of a compensatory award if a performance measure used to calculate the award is subsequently adjusted in a manner that would have reduced the size of the award. Although we have not previously experienced any such adjustment, if we were to experience such an adjustment, our Compensation Committee would assess the circumstances relating to the adjustment and take such actions as it believes to be appropriate, including, potentially, an action to recover the excess portion of the award.
     Share Ownership Requirements. We maintain minimum share ownership requirements for our executives. Officers are required to own, within five years of their election as an officer, common shares (or common share equivalents under our Deferred Compensation Plan) having a market value at least equal to the following multiples of their base salary: (i) President and Chief Executive Officer: six times salary; (ii) each Executive Vice President who is a Senior Managing Director and each Executive or Senior Vice President who is any of our Chief Financial Officer, Chief Investment Officer, General Counsel or Chief Administrative Officer: four times salary; and (iii) each Executive Vice President, Senior Vice President or Vice President who does not hold a position included in the foregoing clause (ii): the lesser of (x) 50% of the aggregate dollar amount of bonuses awarded in the form of equity awards (such as restricted shares) during the period following appointment as officer and (y) 1.5 multiplied by his or her base salary.
     Hedging Limitations; Transactions in our Shares. We do not have a policy regarding hedging the economic risk of share ownership. Our insider trading policy requires that our General Counsel review and approve pledges of common shares by our executive officers. We have a policy that mandates that all executive officers must review transactions involving our common shares (or common share-based instruments) with our General Counsel prior to entering into the transactions.
     Accounting Considerations. Prior to implementation of a compensation program and awards under the program, we evaluate the cost of the program and awards in light of our current budget and anticipated budget. We also review the design of compensation programs to assure that the recognition of expense for financial reporting purposes is consistent with our financial modeling. We designed our 2006 Long-Term Outperformance Program so that its overall cost fell within a budgeted dollar amount and so that awards under the Program would qualify for classification as equity awards under FAS 123R. Under FAS 123R the compensation cost recognized for an award classified as an equity award is fixed for the particular award and, absent modification, is not revised with subsequent changes in market prices of our common shares or other assumptions used for purposes of the valuation.
     Tax Considerations. Prior to implementation of a compensation program and awards under the program, we evaluate the federal income tax consequences, both to us and to our executives, of the program and awards. Before approving a program, our Compensation Committee receives an explanation from our outside professionals as to the tax treatment of the program and awards under the program and assurances from our outside professionals that the tax treatment should be respected by taxing authorities.
     Section 162(m) of the Internal Revenue Code limits our tax deduction each year for compensation to each of our President and Chief Executive Officer and our four other highest paid executive officers to $1 million unless, in general, the compensation is paid under a plan that is performance-related, non-discretionary and has been approved by our shareholders. Because we qualify as a REIT under the Code and are generally not subject to Federal income taxes to the extent that we make distributions to shareholders in amounts at least equal to our REIT taxable income, we have not attempted to structure compensation to be fully deductible under Section 162(m).
     We adopted our Deferred Compensation Plan for executives to provide them with an opportunity to save for the future without paying a current tax on the deferred amounts. We awarded options in April 2008 as incentive stock options to provide executives an opportunity to receive capital gains treatment on a portion of the value they may realize on exercise and sale of common shares underlying the options.
     Consideration of Prior Year Compensation. The primary focus of our Compensation Committee in setting executive compensation is the executive’s current level of compensation, including recent awards of long-term incentives, in the context of current levels of compensation for similarly situated executives at peer companies, taking into account the executive’s performance and our corporate performance. The Committee has not adopted a formulaic approach for considering amounts realized by an executive from prior equity-based awards.
     Executive Compensation for 2008
     In the second quarter of 2008, the Committee plans to meet with our President and Chief Executive Officer to establish objectives for 2008 annual cash and equity incentives payable in 2009 to our executive officers.
     As discussed in “Annual Cash Compensation — Annual Incentives,” the Committee sets the appropriate mix of corporate financial goals, other corporate and strategic performance goals, and business unit or function objectives each year.

     Incentive payments for 2008 will be based on the Committee’s judgment regarding our corporate and executive officer performance in 2008 as measured against those objectives. The key corporate financial goals for 2008 are aligned with our annual and long-term business plan objectives. In addition, goals will be established for each executive officer relating to his or her specific function or business unit.
Compensation Committee Report
     In accordance with its written charter adopted by the Board, the Compensation Committee has oversight of compensation policies designed to align compensation with our overall business strategy, values and management initiatives. In discharging its oversight responsibility, the Committee has retained independent compensation consultants to advise the Committee regarding market and general compensation trends.
     The Committee has reviewed and discussed the Compensation Discussion and Analysis with our management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2007.
Charles P. Pizzi (Chair)
Walter D’Alessio
Donald E. Axinn
Michael J. Joyce
Compensation Committee Processes and Procedures
     Our Compensation Committee’s charter has been approved by our Board upon the recommendation of our Corporate Governance Committee. Our Compensation Committee and Corporate Governance Committee review the charter no less frequently than annually. Under its charter, our Compensation Committee’s responsibilities include:
•	Approval of our goals and objectives relating to our President and Chief Executive Officer’s compensation, evaluation of the performance of our President and Chief Executive Officer in light of such goals and objectives, and setting the compensation of our President and Chief Executive Officer based on this evaluation.
•	Approval of the salaries and bonuses of our other executive officers either (i) with the title Executive Vice President, (ii) with the title Senior Vice President or Vice President, in either case who hold a position as Managing Director, Chief Financial Officer, General Counsel or Chief Administrative Officer or (iii) who report directly to our President and Chief Executive Officer, taking into account the recommendation of our President and Chief Executive Officer and such other information as the Committee believes appropriate.
•	Administration of our equity incentive plans, including authorizing restricted shares and other equity-based awards under these plans.
•	Exercise of sole authority to retain, and terminate, third party consultants to assist in the evaluation of Trustee, chief executive officer and senior executive compensation and exercise of sole authority to approve such consultant’s fees and other retention terms.
•	Assessment of the appropriate structure and amount of compensation for the Trustees.
     Our Compensation Committee’s charter does not authorize the Compensation Committee to delegate any of its responsibilities (including authority to award restricted shares, share options or other equity-based awards) to other persons, and the Compensation Committee has not delegated any of its responsibilities to other persons. With respect to compensation of Trustees, the role of our executive officers is limited to furnishing such industry data, summaries and legal and financial analyses as the Committee requests from time to time.
     Our Compensation Committee has engaged an independent compensation consulting firm, SMG Advisory Group LLC, to provide it with peer group and industry compensation data and advice on compensation best practices. The Committee’s instructions to SMG vary yearly but typically have included a request: (i) that the firm prepare an executive compensation peer group analysis that covers our senior executives, (ii) that the firm compile current data with regard to industry compensation trends and practices and (iii) for a recommendation as to ranges for base salary, annual incentives and long-term incentives for executive officers and Trustees. The Committee’s engagement directed SMG to recommend programs that are fair, reasonable and balanced and designed to motivate and reward executives for performance while closely aligning the interests of executives with those of shareholders. In the first quarter of 2008, the Committee also received advice from another independent compensation consulting firm, Towers Perrin. The Committee engaged Towers Perrin to obtain an additional perspective on executive compensation. In April 2008 the Committee engaged Towers Perrin to assist the Committee in evaluating our executive compensation programs during 2008. We do not have any affiliation with Towers Perrin or SMG Advisory Group LLC and the engagements of each of these firms has been through our Compensation Committee.
Compensation Tables and Related Information
     The following tables and footnotes set forth information, for the year ended December 31, 2007, concerning compensation awarded to, earned by or paid to: (i) our President and Chief Executive Officer, (ii) each person who served as our principal financial officer during the year ended December 31, 2007 and (iii) each of our three other most highly compensated executive officers in 2007 who were serving as executive officers at December 31, 2007 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

				Share	All Other
Name and Principal Position	Year	Salary (1)	Bonus (2)	Awards (3)	Compensation		Total
Gerard H. Sweeney	2007	$570,250	$0	$1,643,116	$249,254	(4)	$2,461,120
President and Chief Executive Officer	2006	$409,083	$1,327,206	$1,214,611	$249,983	(4)	$3,200,883
Howard M. Sipzner*	2007	$369,130	$359,805	$187,612	$29,143	(5)	$945,690
Executive Vice President, Chief Financial Officer	2006	—	—	—	—		—
Brad A. Molotsky	2007	$320,583	$252,868	$289,410	$49,282	(6)	$912,143
Senior Vice President, General Counsel and Secretary	2006	$281,092	334,853	$219,591	$61,134	(6)	$896,670
George D. Sowa	2007	$269,117	$143,706	$185,114	$28,928	(7)	$626,865
Executive Vice President and Senior Managing Director	2006	$243,950	$226,588	$139,036	$35,799	(7)	$645,373
Robert K. Wiberg	2007	$266,667	$167,059	$185,326	$30,071	(8)	$649,123
Executive Vice President and Senior Managing Director	2006	$249,617	$287,132	$96,082	$16,081	(8)	$648,912

*	Mr. Sipzner joined us in January 2007.

(1)	Executives are eligible to defer a portion of their salaries and bonuses under our Deferred Compensation Plan. The amounts shown in this column are before any deferrals under the Nonqualified Deferred Compensation Plan. Amounts deferred in 2007 are shown in the Nonqualified Deferred Compensation table below.

(2)	Bonus amounts for 2007 and 2006 were approved by the Compensation Committee on April 8, 2008 and February 9, 2007, respectively. The Compensation Committee has required that each executive officer take a minimum of 25% of his or her annual bonus in common shares (or common share equivalents under our Deferred Compensation Plan) until the officer meets the share ownership requirements applicable to him or her, as set forth in our Corporate Governance Principles. Any officer who meets the share ownership requirements applicable to him or her may take all or a portion of his or her bonus in common shares (or common share equivalents) and is entitled to a 15% discount to the market price of the common shares on the date of the award on any common shares or share equivalents taken. Any officer who does not meet the share ownership requirements and elects to take more than the 25% minimum in common shares (or common share equivalents) is entitled to a 15% discount to the market price of the common shares on any portion of the bonus in excess of 25% taken in common shares (or common share equivalents). The dollar amounts shown under the Bonus column include the additional value attributable to the 15% discount (computed by multiplying the closing sales price of the common shares on the date of the award on the New York Stock Exchange by the number of additional common shares (or common share equivalents) received by the applicable Name Executive Officer as a result of the discount).

In addition to the cash bonus awarded to these named executive officers, the Compensation Committee also approved equity awards of share options as well as restricted performance shares. Because the equity portions of these incentive compensation awards were granted in 2008 and pursuant to the applicable disclosures rules, such awards will be reflected in this table in our proxy statement for the 2009 annual meeting of shareholders.

(3)	This column represents the dollar amounts that we recognized for financial statement purposes with respect to our 2007 and 2006 fiscal years for the fair value of Share Awards, in accordance with SFAS 123R (disregarding for this purpose estimated forfeitures related to service-based vesting conditions). Share Awards consist of (i) “restricted” common shares (or share equivalents) that vest in either five or seven equal annual installments, as applicable, from the award date and (ii) awards under our 2006 Long-Term Outperformance Compensation Program. Restricted common shares (or share equivalents) vest upon a change of control, and upon the death or disability of the holder of the shares. The holder of restricted common shares (or share equivalents) is entitled to receive distributions on the shares from the date of the award. Vesting of the restricted common shares (or share equivalents) is not subject to performance-based conditions. Note (1) to the Grants of Plan-Based Awards table that appears below and the discussion under the caption “2006 Long-Term Outperformance Compensation Program” that also appears below discuss material features of awards under the 2006 Long-Term Outperformance Compensation Program. The fair value of awards under the 2006 Long-Term Outperformance Compensation Program was determined by an independent firm in accordance with the Uniform Standards of Professional Appraisal Practice. The firm used a Monte Carlo simulation, which is a statistical method to determine values that are a function of variables with uncertain probabilities. The valuation model was developed to accommodate the actual features of the Program.

(4)	Represents for 2007 (i) $243,884 in dividends paid in 2007 on unvested restricted common shares and performance shares, (ii) $4,650 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan and (iii) $720 in life insurance premiums. Represents for 2006 (i) $204,864 in dividends paid in 2006 on unvested restricted common shares and performance shares, (ii) $44,268 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan and (iii) $851 in life insurance premiums.

(5)	Represents for 2007 (i) $23,773 in dividends paid in 2007 on unvested restricted common shares and performance shares, (ii) $4,650 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan and (iii) $720 in life insurance premiums.

(6)	Represents for 2007 (i) $43,912 in dividends paid in 2007 on unvested restricted common shares and performance shares, (ii) $4,650 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan and (iii) $720 in life insurance premiums. Represents for 2006 (i) $39,958 in dividends paid in 2006 on unvested restricted common shares and performance shares, (ii) $20,235 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan and (iii) $851 in life insurance premiums.

(7)	Represents for 2007 (i) $23,558 in dividends paid in 2007 on unvested restricted common shares and performance shares, (ii) $4,650 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan and (iii) $720 in life insurance premiums. Represents for 2006 (i) $20,735 in dividends paid in 2006 on unvested restricted common shares and performance shares, (ii) $14,213 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan and (iii) $851 in life insurance premiums.

(8)	Represents for 2007 (i) $25,274 in dividends paid in 2007 on unvested restricted common shares and performance shares, (ii) $4,077 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan and (iii) $720 in life insurance premiums. Represents for 2006 (i) $8,970 in dividends paid in 2006 on unvested restricted common shares and performance shares, (ii) $3,150 in employer matching and profit sharing contributions to our 401(k)

retirement and profit sharing plan and deferred compensation plan, (iii) $3,505 on account of a discounted share purchase and (iv) $457 in life insurance premiums.

Grants of Plan-Based Awards

		Estimated Future
		Payouts Under Equity			All Other Share		Grant Date
		Incentive Plan			Awards:		Fair Value of
		Awards			Number of		Share and
		Threshold	Target	Maximum	Shares		Option
Name	Grant Date	(#)	(#)	(#)	(#)		Awards (1)
Gerard H. Sweeney	February 9, 2007	—	—	—	65,360	(2)	$2,300,000
Howard M. Sipzner	February 9, 2007	—	—	—	18,010	(3)	$600,000
	January 29, 2007	0	—	60,543 (4)	—		$288,000
Brad A. Molotsky	February 9, 2007	—	—	—	9,947	(2)	$350,000
George D. Sowa	February 9, 2007	—	—	—	7,105	(2)	$250,000
Robert K. Wiberg	February 9, 2007	—	—	—	9,947	(2)	$350,000

(1)	This column shows the grant date fair value of Share Awards under SFAS 123R granted to the Named Executive Officers. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the applicable Share Award. See “2006 Long-Term Outperformance Program” below for a discussion of the fair value calculation methodology for awards under the 2006 Long-Term Outperformance Program. Also, see the “2007 Performance Share Awards and Options” below as well as the footnotes in the “Summary Compensation Table” above for a discussion of options that we issued in April 2008.

(2)	Consists of restricted common shares (or share equivalents and performance shares) that vest in seven equal annual installments commencing on March 15, 2008. Restricted common shares (or share equivalents and performance shares) vest upon a change of control, and upon the death or disability of the holder of the shares. The holder of restricted common shares (or share equivalents and performance shares) is entitled to receive distributions on the shares from the date of the award. Vesting of the restricted common shares (or share equivalents and performance shares) is not subject to performance-based conditions.

(3)	In accordance with Mr. Sipzner’s employment agreement, he received 18,010 performance shares with a grant date award value of $600,000. These shares vest ratably over five years. These shares are not subject to performance conditions. In addition, Mr. Sipzner received a 2006 Long-Term Outperformance Program Award of 4.5% of the plan as discussed in footnote (4) below.

(4)	Consists of an award under our 2006 Long-Term Outperformance Compensation Program. We summarize material features of our 2006 Long-Term Outperformance Compensation Program under the caption “2006 Long-Term Outperformance Compensation Program” later in this proxy statement. The number of common shares, if any, that we will issue under the 2006 Long-Term Outperformance Compensation Program will depend on whether, and the extent to which, our total shareholder return exceeds the hurdles established in the Program. The Program establishes no minimum amount that must be issued. Accordingly, under the column “Threshold” we have shown “0” because no common shares will be paid out under the Program if our total shareholder return does not exceed the hurdles in the Program. The Program caps the aggregate value of awards under the Program at $55 million. In 2007 Mr. Sipzner received an award of 4.5% of the Plan. Accordingly, under the column “Maximum” we have shown the number of common shares that would be issued to Mr. Sipzner if the $55 million maximum under the Program is achieved based on his percentage interest in the Program and the following assumptions: (i) aggregate dividends per common share during the measurement period equal $5.28 and (ii) the price per common share at the end of the measurement period is $40.88. Amounts payable under the Program are not determinable. If the maximum payout under the Program occurs then (in addition to the common shares that we would issue to Mr. Sipzner) the dividend equivalents that we would pay to Mr. Sipzner (based on the foregoing assumptions) would be $319,667.

Outstanding Equity Awards at Fiscal Year-End

Option Awards					Share Awards
		Number of					Equity Incentive Plan
	Number of	Securities			Number		Awards: Market or
	Securities	Underlying			of Shares	Market Value	Payout Value of
	Underlying	Unexercised			That	of Shares That	Unearned Shares or
	Unexercised	Options	Option Exercise		Have Not	Have Not	Other Rights That
	Options (#)	(#)(1)	Price	Option Expiration	Vested	Vested	Have Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	($)(2)
Gerard H. Sweeney	13,333	0	$6.21	(3)	149,485	$2,680,266	$0
	33,334		$14.31	(3)
	296,736		$25.25	January 1, 2008
	347,222		$27.78	January 1, 2008
	181,431		$29.04	January 1, 2008
Howard M. Sipzner	0	0	—	—	18,010	$322,919	$0
Brad A. Molotsky	0	0	—	—	26,630	$477,476	$0
George D. Sowa	8,322	0	$29.04	June 30, 2008	14,530	$260,523	$0
Robert K. Wiberg	13,557	0	$24.04	February 3, 2015	16,847	$302,067	$0

(1)	See the “2007 Performance Share Awards and Options” below for a discussion of options issued in April 2008 for 2007 performance.

(2)	Represents hypothetical payments, if any, under our 2006 Long-Term Outperformance Compensation Program. The number of common shares, if any, that we will issue under the 2006 Long-Term Outperformance Compensation Program will depend on whether, and the extent to which, our total shareholder return exceeds the hurdles established in the Program. The dollar amount shown above ($0) was computed on the basis of (i) the closing price of our common shares on December 31, 2007 (the last trading day of 2007) and (ii) the assumed occurrence of a change of control on December 31, 2007 (resulting in an early termination of the three-year measurement period in the Program and a pro rata adjustment of the performance hurdles in the Program). Only if our share price had exceeded $33.00 on December 31, 2007, would any payments have been made under the plan if a change of control occurred on that date.

(3)	These options have an expiration date tied to Mr. Sweeney’s employment with us.

Option Exercises and Shares Vested

	Option Awards		Share Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)
Gerard H. Sweeney	193,100	$1,097,289	39,436	$1,287,585
Howard M. Sipnzer	0	$0	0	$0
Brad A. Molotsky	0	$0	7,219	$235,700
George D. Sowa	0	$0	4,486	$146,468
Robert K. Wiberg	2,500	$29,901	0	$0

(1)	Reflects the number of restricted common shares (or share equivalents) that vested in 2007 multiplied by the closing market price of the common shares on the applicable vesting date.

Nonqualified Deferred Compensation

	Executive	Registrant		Aggregate	Aggregate Balance
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	at Last
	Last FY	Last FY	in Last FY	Distributions	FYE
Name	($)(1)	($)	($)(2)	($)	($)
Gerard H. Sweeney	$437,500	$77,206	—	$75,201	$2,575,403
Howard M. Sipzner	$449,501	$0	—	$0	$394,436
Brad A. Molotsky	$124,725	$19,853	—	$20,895	$873,817
George D. Sowa	$110,250	$1,588	—	$4,821	$711,650
Robert K. Wiberg	$68,750	$12,132	—	$0	$459,653

(1)	Amounts shown reflect the portion of the executive’s 2007 salary and bonus which the executive elected to defer into our Nonqualified Deferred Compensation Plan. These amounts are also reported in the Summary Compensation Table. All amounts shown in the year-end balance column have been reported either as salary or bonus in the Summary Compensation Table of our proxy statements for previous years for those of the Named Executive Officers who were Named Executive Officers in proxy statements for such previous years, other than the component of the year-end balances that represents earnings. Amounts that represent aggregate earnings and appreciation (loss) since inception in the Plan, measured at December 31, 2007, are: $240, 361 [Mr. Sweeney]; ($55,065) [Mr. Sipzner]; $93,985 [Mr. Molotsky]; $190,155 [Mr. Sowa]; and ($232,386) [Mr. Wiberg].

(2)	No earnings are reported during 2007 as the value of the participants’ account balances declined in value due to an overall decline in the value of the underlying investments in the deferred compensation plan.
     Our Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) affords participating executives and Trustees the ability to defer a portion of their base salary and bonus (or, in the case of our Trustees, annual retainer and Board fees) on a tax-deferred basis. In addition, participants may elect to defer the receipt of equity grants under our long-term incentive plans. If a participant’s matching contributions under our 401(k) plan are limited due to participation in the Deferred Compensation Plan or due to limitations on matching contributions imposed by the Internal Revenue Code, we make a matching contribution for the participant under the deferred compensation plan to the extent the participant has deferred an amount under the Deferred Compensation Plan at least equal to the amount that would have been required if the matching contribution had been made under our 401(k) plan. We have the right, but not the obligation, to make matching contributions for executives on deferred amounts (and/or to make a discretionary profit sharing contribution for executives) covering compensation in excess of $225,000 ($230,000 for the 2008 plan year) because the 401(k) plan rules will not permit such matching contributions due to the compensation limitations of $225,000 ($230,000 for the 2008 plan year). Participants elect the timing and form of distribution. Distributions are payable in a lump sum or installments and may commence in-

service, after a required minimum deferral period, or upon retirement. Participants elect the manner in which their accounts are deemed invested during the deferral period.
     One of the deemed investment options is a hypothetical investment fund (the “Common Share Fund”) consisting of our common shares. Because the Deferred Compensation Plan is a “nonqualified” deferred compensation plan, we are not obligated to invest deferred amounts in the selected manner or to set aside any deferred amounts in trust. Effective for compensation deferred after 2006, all deferrals that are invested in the Company Share Fund will continue to be invested in the Company Share Fund until distribution and will not be eligible to be transferred into other investment funds. All deferred equity grants will be invested in the Company Share Fund and all distributions of benefits attributable to Company Share Fund credits will be paid in common shares.
     With respect to participants’ post-2004 deferred compensation credits that are deemed invested in the Company Share Fund, dividends declared and paid with respect to Brandywine common shares after 2006 are subject to participants’ elections to receive them in cash or to defer them under the Deferred Compensation Plan. To the extent the participants elect to defer these dividends in the Deferred Compensation Plan, they will be invested in investment funds selected by the participants other than the Company Share Fund.
     In general, compensation subject to a deferral election, matching contributions and profit sharing contributions are not includible in a participant’s taxable income for federal income tax purposes until the participant receives a distribution from the Deferred Compensation Plan. We are not entitled to a deduction until such amounts are distributed.
2006 Long-Term Outperformance Program
     Our Compensation Committee adopted the 2006 Long-Term Outperformance Program on August 28, 2006. We will make payments (in the form of common shares and restricted common shares) to executive participants under the outperformance program only if our total shareholder return exceeds percentage hurdles established under the outperformance program. The dollar value of the compensation pool will depend on the extent to which our total shareholder return between August 1, 2006 and July 31, 2009 exceeds either or both of two hurdles, with the three-year measurement period subject to early termination, and the hurdles subject to pro rata adjustment, if we undergo a change of control prior to July 31, 2009. One hurdle (which we refer to below as the “combined” hurdle) will be met if our total shareholder return over the three-year measurement period (based on a starting price of $31.22) exceeds the greater of 27% or 100% of the Morgan Stanley REIT Index (the “Index”) return during the measurement period. The amount that we would fund into the compensation pool if our total shareholder return exceeds the combined hurdle would be derived from a formula that reflects the excess of our total shareholder return over the higher component in the combined hurdle and would be limited to $41,250,000, plus dividend equivalents. The other hurdle (which we refer to below as the “single” hurdle) will be met if our total shareholder return over the three-year measurement period (based on a starting price of $31.22) exceeds 30%. The amount that we would fund into the compensation pool if our total shareholder return exceeds the single hurdle would also be derived from a formula that reflects the excess of our total shareholder return over the single hurdle and would be limited to $13,750,000, plus dividend equivalents. To determine the amount that we would fund into the compensation pool, we would first calculate the “excess value” attributable to the excess of our total shareholder return over one or both of the hurdles. If our total shareholder return does not exceed a hurdle then no credit will be made to the compensation pool on account of such hurdle. After we have calculated the excess value, we would then allocate 5% of the excess value to the compensation pool (i.e., credit an amount into the compensation pool equal to 5% of the excess value). If our total shareholder return exceeds 36%, then up to an additional 3% of the value in excess of 36% may be added to the pool. Our Compensation Committee has awarded current executives percentages of the amounts, if any, credited to the compensation pool, as shown in the following table:

Executive	Allocation Percentage
Gerard H. Sweeney	30.0%
Brad A. Molotsky	4.5%
Howard M. Sipzner	4.5%
George D. Sowa	4.5%
Robert K. Wiberg	4.5%
Other Recipients as a Group	28.3%
The dollar amount that we will recognize for financial statement purposes for awards under the Program is based on the fair value of the awards, determined in accordance with FAS 123R. The fair value of awards under the Program was determined by an independent firm in accordance with the Uniform Standards of Professional Appraisal Practice. The firm used a Monte Carlo simulation, which is a statistical method to determine values that are a function of variables with uncertain probabilities. The valuation model was developed to accommodate the actual features of the Program. The total fair value of the Program at the date of adoption of the Program in August 2006 was $6.4 million. Awards made after the date of adoption of the Program have a fair value as of the award date. Mr. Sipzner’s award was made on January 29, 2007.
2008 Performance Share Awards and Options
     On April 8, 2008, our Compensation Committee awarded an aggregate of 97,577 “restricted” common share equivalents to our eight executive officers. We refer to these share equivalents as “performance shares”. The performance shares vest at the end of three years, on April 8, 2011, based on the recipient’s continued employment with us, subject to acceleration of vesting upon a change in control of us or the death or disability of the recipient (and, in the case of our President and Chief Executive Officer, should his employment be terminated without “cause” or should he resign for “good reason,” as such terms are defined in his employment agreement). During the period that a performance share has not vested, the holder is entitled to receive a cash payment equal to the distributions paid on a common share; and on vesting of a performance share, the holder is entitled to a common share. Vesting of performance shares is not subject to performance-based conditions. An executive may elect to defer all or any portion of his performance shares into our Deferred Compensation Plan.
     On April 8, 2008, our Compensation Committee awarded an aggregate of 1,411,509 share options to our eight executive officers. The options vest ratably over the three years subsequent to the date of grant, based on the recipient’s continued employment with us, subject to acceleration of vesting upon a change in control of us or the death or disability of the recipient (and, in the case of our President and Chief Executive Officer, should his employment be terminated without “cause” or should he resign for “good reason,” as such terms are defined in his employment agreement). The exercise price of each option is $20.61, representing a premium of 15% over the year-end closing price of $17.93. Vesting of the options is not subject to performance-based conditions. Options to purchase our common shares are valued using a Black Scholes model. The options issued to our executives in April 2008 have a fair value of $0.78 per share. The assumptions used in the Black Scholes model to determine this fair value were: a risk-free interest rate of 3.08%, a dividend yield of 8.96%, a volatility rate of 23.22% and a weighted average option life of seven years.
     The number of performance shares and options covered by awards in April 2008 to our Named Executive Officers is shown in the table below:

Executive	Number of Shares	Number of Options
Gerard H. Sweeney	35,560	1,010,000
Howard M. Sipzner	15,446	100,000
Brad A. Molotsky	13,100	84,813
George D. Sowa	7,764	50,267
Robert K. Wiberg	9,117	59,024
Employment Agreements
     We have entered into employment agreements with each of Gerard H. Sweeney and Howard M. Sipzner.

     Mr. Sweeney’s employment agreement, which was last amended on February 9, 2007, provides for an annual base salary of $600,000. The term of the agreement extends through February 9, 2010. If the term of Mr. Sweeney’s employment agreement is not extended upon expiration, we will be obligated to provide him with a severance benefit during the one-year period following expiration of the term equal to the sum of his prior year salary and bonus as well as health care benefits. The agreement entitles Mr. Sweeney to a payment equal to 2.99 times the sum of his annual salary and annual and long-term bonus upon: (i) termination of his employment without cause, (ii) his resignation “for good reason” or (iii) his death. Resignation by Mr. Sweeney within six months following a reduction in his salary, an adverse change in his status or responsibilities, certain changes in the location of our headquarters or a change of control of us would each constitute a resignation “for good reason.”
     Mr. Sipzner’s employment agreement has a three-year term from the commencement of Mr. Sipzner’s employment with us in January 2007, and provides for: (i) an initial annual base salary of $385,000, (ii) an annual cash bonus of between 80% and 110% of the annual base salary and restricted shares or options with a grant date fair market value equal to between 80% and 110% of the annual base salary, (iii) an award of 18,010 “restricted” performance shares that vest ratably over five years, (iv) an award under our 2006 Long-Term Outperformance Compensation Program with an award percentage equal to 4.5%, (v) a $250,000 transition signing bonus, (vi) an $8,400 annual automobile allowance and (vii) participation in our Deferred Compensation Plan.
     In January 2006 we entered into employment agreements with Messrs. Wiberg, Cushing, Hipps and Cooper in connection with our January 2006 merger with Prentiss Properties Trust. Each of these executives had been an executive of Prentiss Properties. These agreements expired in January 2008 and we have replaced them with “at-will” employment letters.
     We have an “at-will” employment agreement with Darryl Dunn, our Chief Accounting Officer. The agreement allows either party to terminate the agreement at any time for any reason. The agreement provides Mr. Dunn an annual base salary of $195,000 and an annual cash bonus of between 25% and 30% of the annual base salary and restricted shares or options with a grant date fair market value equal to between 25% and 30% of the annual base salary, with such equity subject to vesting over five years. The agreement also provides that if Mr. Dunn’s employment terminates within 365 days following the date that we undergo a change of control (or upon death or disability), then he would be entitled to a severance payment in an amount equal to 1.0 multiplied by the sum of (i) his annual base salary and (ii) his most recent annual long-term cash and equity bonus.
     We have agreements with executives that provide for payments to the executives in connection with their termination of employment or upon a change of control of us. We summarize below, and in the table that follows, circumstances that would trigger payments by us, and the amounts of the payments. We discuss the rationale for these agreements above under “Compensation Discussion and Analysis – Post Termination Benefits,” including why we have entered into agreements with executive officers that provide for post-employment payments following a change-in-control.
     Agreement with our President and Chief Executive Officer. If Mr. Sweeney’s employment with us were not extended upon expiration of the term of his employment agreement on February 9, 2010, we will be obligated to provide him with a severance benefit during the one-year period following expiration of the term equal to the sum of his prior year salary and bonus as well as health care benefits. The employment agreement entitles Mr. Sweeney to a payment equal to 2.99 times the sum of his annual salary and annual and long-term bonus upon: (i) termination of his employment without cause, (ii) his resignation “for good reason” or (iii) his death. Resignation by Mr. Sweeney within six months following a reduction in his salary, an adverse change in his status or responsibilities, certain changes in the location of our headquarters or a change of control of us would each constitute a resignation “for good reason.” In addition, upon a change of control of us, Mr. Sweeney’s unvested restricted shares would vest in full and the measurement period under our 2006 Long-Term Outperformance Plan would terminate early and the performance hurdles under the Outperformance Plan would be subject to a pro rata adjustment. Mr. Sweeney’s employment agreement also includes a tax gross-up for excise tax payments that would be payable upon a change of control and that would put him in the same financial position after-tax that he would have been in if the excise tax did not apply to him. Mr. Sweeney’s severance and change of control benefits were determined by our Compensation Committee and are not conditioned on any non-competition or other post-employment restrictive covenants.

     Agreement with our Executive Vice President and Chief Financial Officer. If Mr. Sipzner’s employment with us were not extended upon expiration of the term or any renewal term of his employment, we will be obligated to provide him with his pro rata annual incentive cash and equity compensation through the termination date. In addition, Mr. Sipzner’s change of control agreement provides for a severance payment to him in the event that within two years following a change of control, his employment is terminated other than for cause or he resigns for good reason. The amount of the severance would be 2.25 times the sum of Mr. Sipzner’s annual base salary and the fair market value of his annual and long term bonuses for the calendar year preceding the year in which the change of control occurs. The change of control agreement also provides for a comparable payment in the event that Mr. Sipzner dies or becomes disabled while employed with us, whether or not we have undergone a change of control.
     Severance Agreements with other Executive Officers. In addition to our employment agreements with Messrs. Sweeney and Sipzner, we have severance agreements with our other executive officers. Under the severance agreements, if the employment of an executive terminates within a specified period of time following the date that we undergo a change of control (such period being two years from the date of the change of control for Messrs. Molotsky, Sowa and Wiberg) then the executive will be entitled to a severance payment in an amount based on a multiple of his or her annual salary, annual cash bonus and, for some executives, the annual long-term equity award. For our Senior Vice President and General Counsel, Mr. Molotsky, the multiple is 2.25 times his salary, annual cash bonus and the annual long-term equity award; for our Executive Vice President and Senior Managing Director, Mr. Sowa, the multiple is 1.75 times his salary, annual cash bonus and the annual long-term equity award; for our Executive Vice President and Senior Managing Director, Mr. Wiberg, as of January 6, 2008, the multiple is 2.00 times his salary and annual cash bonus, whereas on December 31, 2007, the multiple was 2.00 times his salary and 2004 annual cash bonus; and for our other Executive and Senior Vice Presidents, the multiple ranges from 2.00 to 1.00 of the annual salary, and annual cash bonus, and in some cases, the annual long-term equity award. The agreements also provide for a comparable payment to or for the benefit of an executive (or his or her estate) who dies or becomes disabled while employed with us. In addition, upon a change of control of us, the unvested restricted shares held by our executives would vest in full and the measurement period under our 2006 Long-Term Outperformance Plan would terminate early and the performance hurdles under the Outperformance Plan would be subject to a pro rata adjustment. The terms of the severance agreements and change of control benefits were determined by our Compensation Committee and are not conditioned on any non-competition or other post-employment restrictive covenants.
     The “at-will” employment letters that we entered into in January 2008 with Messrs. Wiberg, Hipps, Cushing and Cooper, provide for severance agreements as summarized above with multiples of 2.0.

Potential Payments Upon Termination of Employment or Change-in-Control
     The table below was prepared as though the triggering event listed below the name of each Named Executive Officer occurred on December 31, 2007. Assumptions are noted in the footnotes to the table.

		Value of
		Unvested
	Severance	Equity	Medical
Name	Amount(1)	Awards(2)	and Life Insurance	Tax Gross Up	Total
Gerard H. Sweeney

• Voluntary resignation	$0	$0	$0	$0	$0
• Involuntary termination (not in connection with change in control or for cause)	$12,408,500	$2,680,266	$54,000	$0	$15,142,766
• Death	$12,408,500	$2,680,266	$0	$0	$15,088,766
• Disability	$3,550,000	$2,680,266	$36,000	$0	$6,266,266
• Involuntary or good reason termination after change of control	$12,408,500	$4,406,674	$54,000	$7,287,738	$24,156,912

Howard M. Sipzner

• Voluntary resignation	$0	$0	$0	$0	$0
• Involuntary termination (not in connection with change in control)	$1,477,500	$322,919	$27,000	$0	$1,827,419
• Death	$2,216,250	$322,919	$0	$0	$2,539,169
• Disability	$2,216,250	$322,919	$40,500	$0	$2,579,669
• Involuntary or good reason termination after change of control	$2,216,250	$322,919	$40,500	$1,289,835	$3,869,504

Brad A. Molotsky

• Voluntary resignation	$0	$0	$0	$0	$0
• Involuntary termination (not in connection with change in control)	$0	$0	$0	$0	$0
• Death	$2,229,750	$477,476	$0	$0	$2,707,226
• Disability	$2,229,750	$477,476	$0	$0	$2,707,226
• Involuntary or good reason termination after change of control	$2,229,750	$477,476	$40,500	$0	$2,747,726

George D. Sowa

• Voluntary resignation	$0	$0	$0	$0	$0
• Involuntary termination (not in connection with change in control)	$0	$0	$0	$0	$0
• Death	$1,303,750	$260,523	$0	$0	$1,564,273
• Disability	$1,303,750	$260,523	$0	$0	$1,564,273
• Involuntary or good reason termination after change in control	$1,303,750	$260,523	$31,500	$0	$1,595,773

Robert K. Wiberg (3)

• Voluntary resignation	$0	$0	$0	$0	$0
• Involuntary termination (not in connection with change in control)	$690,000	$302,067	$36,000	$0	$1,028,067
• Death	$690,000	$302,067	$0	$0	$922,067
• Disability	$690,000	$302,067	$36,000	$0	$1,028,067
• Involuntary or good reason termination after change in control	$690,000	$302,067	$36,000	$0	$1,028,067

(1)	Computed as a multiple of the sum of salary, annual bonus and long-term incentive awards. We computed amounts presented in the table as if the triggering event occurred on December 31, 2007 based on compensation and compensation awards at or before December 31, 2007.

(2)	Represents the aggregate value of unvested equity awards as of December 31, 2007 that would vest upon a change of control, death or disability or, in the case of each of Messrs. Sweeney, Sipzner and Wiberg, his termination without cause or resignation for good reason. Unvested equity awards are comprised of restricted common shares and performance shares and awards under the 2006 Long-Term Outperformance Program and, with respect to Mr. Sweeney, 96,286 common shares into which his 1998 option award (which expired in January 2008) would have converted had such a change-in-control occurred on December 31, 2007. We computed the value of the accelerated equity awards using the closing price of our common shares on December 31, 2007 (the last trading day of 2007) ($17.93).

(3)	On January 15, 2008, we entered into a new severance agreement with Mr. Wiberg. This agreement has an effective date of January 6, 2008, and provides for a 2.00 multiple of salary and most recent annual cash bonus. If this agreement were in effect on December 31, 2007, then the $690,000 shown in the table would be $1,090,000. In addition, there would be no payment for medical and life insurance except upon an involuntary or good reason termination following a change-in-control.

     The table below was prepared as though the triggering event listed below the name of each Named Executive Officer occurred on April 9, 2008. Assumptions are noted in the footnotes to the table.

		Value of
		Unvested
	Severance	Equity	Medical
Name	Amount(1)	Awards(2)	and Life Insurance	Tax Gross Up	Total
Gerard H. Sweeney

• Voluntary resignation	$0	$0	$0	$0	$0
• Involuntary termination (not in connection with change in control or for cause)	$6,021,860	$2,447,745	$54,000	$0	$8,523,605
• Death	$6,021,860	$2,447,745	$0	$0	$8,469,605
• Disability	$2,014,000	$2,447,745	$36,000	$0	$4,497,745
• Involuntary or good reason termination after change of control	$6,021,860	$2,447,745	$54,000	$2,872,844	$11,396,449

Howard M. Sipzner

• Voluntary resignation	$0	$0	$0	$0	$0
• Involuntary termination (not in connection with change in control)	$1,639,050	$507,518	$27,000	$0	$2,173,568
• Death	$2,459,575	$507,518	$0	$0	$2,966,093
• Disability	$2,458,575	$507,518	$40,500	$0	$3,006,593
• Involuntary or good reason termination after change of control	$2,458,575	$507,518	$40,500	$1,429,872	$4,436,465

Brad A. Molotsky

• Voluntary resignation	$0	$0	$0	$0	$0
• Involuntary termination (not in connection with change in control)	$0	$0	$0	$0	$0
• Death	$1,911,067	$544,255	$0	$0	$2,455,322
• Disability	$1,911,067	$544,255	$0	$0	$2,455,322
• Involuntary or good reason termination after change of control	$1,911,067	$544,255	$40,500	$0	$2,495,822

George D. Sowa

• Voluntary resignation	$0	$0	$0	$0	$0
• Involuntary termination (not in connection with change in control)	$0	$0	$0	$0	$0
• Death	$1,034,131	$309,689	$0	$0	$1,343,820
• Disability	$1,034,131	$309,689	$0	$0	$1,343,820
• Involuntary or good reason termination after change in control	$1,034,131	$309,689	$31,500	$0	$1,375,320

Robert K. Wiberg

• Voluntary resignation	$0	$0	$0	$0	$0
• Involuntary termination (not in connection with change in control)	$0	$117,300	$0	$0	$117,300
• Death	$870,000	$417,231	$0	$0	$1,287,231
• Disability	$870,000	$417,231	$0	$0	$1,287,231
• Involuntary or good reason termination after change in control	$870,000	$417,231	$36,000	$0	$1,323,231

(1)	Computed as a multiple of the sum of salary, annual bonus and long-term incentive awards. We computed amounts presented in the table as if the triggering event occurred on April 9, 2008 based on compensation and compensation awards at or before April 9, 2008.

(2)	Represents the aggregate value of unvested equity awards as of April 9, 2008 that would vest upon a change of control, death or disability or, in the case of each of Messrs. Sweeney, Sipzner and Wiberg, his termination without cause or resignation for good reason. Unvested equity awards are comprised of restricted common shares and performance shares and awards under the 2006 Long-Term Outperformance Program. We computed the value of the accelerated equity awards using the closing price of our common shares on April 9, 2008 ($17.00).

Equity Compensation Plan Information as of December 31, 2007

	(a)	(b)	(c)
Number of securities
remaining available for
	Number of securities to be	Weighted-average exercise	future issuance under
	issued upon exercise of	price of outstanding	equity compensation plans
	outstanding options,	options, warrants and	(excluding securities
Plan category	warrants and rights	rights	reflected in column (a))
Equity compensation plans approved by security holders (1)	1,070,099 (2)	$26.13 (3)	4,168,364

Equity compensation plans not approved by security holders	—	—	—

Total	1,070,099 (2)	$26.13 (3)	4,168,364

(1)	Relates to our Amended and Restated 1997 Long-Term Incentive Plan (most recently approved by shareholders in May 2007) and 46,667 options awarded prior to adoption of the Amended and Restated 1997 Long-Term Incentive Plan.

(2)	Does not include 409,282 unvested restricted common shares and performance shares awarded under our Amended and Restated 1997 Long-Term Incentive Plan that were outstanding as of December 31, 2007.

(3)	The weighted average remaining term of the options from December 31, 2007 is approximately 0.54 years (assuming a 15 year term from the grant date for 46,667 options that do not have a stated expiration date).
401(k) Plan
     We maintain a Section 401(k) and Profit Sharing Plan (the “401(k) Plan”) covering eligible employees. The 401(k) Plan permits eligible employees to defer up to a designated percentage of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. We reserve the right to make matching contributions or discretionary profit sharing contributions. The 401(k) Plan is designed to qualify under Section 401 of the Code so that contributions by employees or us to the 401(k) Plan and income earned on plan contributions are not taxable to employees until such amounts are withdrawn from the 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made.
Employee Share Purchase Plan
     Our shareholders approved the 2007 Non-Qualified Employee Share Purchase Plan (the “ESPP”) in May 2007. The number of common shares reserved and available for issuance under the ESPP is 1,250,000.
     The ESPP is intended to provide eligible employees with a convenient means to purchase common shares through payroll deductions and voluntary cash investments. All of our full-time and qualified part-time employees are eligible to participate in the ESPP beginning on the first day of the quarterly purchase period that begins on, or next following, their date of hire. Approximately 600 persons are eligible to participate in the ESPP, including 31 officers and all of our other full-time and qualified part-time employees. Part-time employees must be scheduled to work at least 20 hours per week to qualify for participation under the ESPP.

     Prior to each purchase period, a participant may specify the contributions the participant proposes to make for the purchase period. Such contributions will be expressed as a stated whole percentage (ranging from 1% to 20%) of the participant’s compensation payable during the purchase period (including base salary, bonus, commissions and other compensation processed through our regular payroll system) that we are authorized to deduct during the purchase period to purchase common shares for the participant’s account under the ESPP. A participant may withdraw (without interest) at any time on or before the last day of a purchase period all or any of the contributions credited to his or her account. In addition, a participant may amend or revoke his or her election at any time prior to a purchase period, and a participant may amend or revoke his or her election during a purchase period to reduce or stop his or her contributions. The account balance of any participant who terminates employment during a purchase period before the last day of the purchase period will be automatically returned without interest to the participant. At the end of each purchase period, the amounts accumulated for each participant will be used to purchase common shares at a price equal to 85% (or such higher percentage set by the Compensation Committee) of the average closing price of the Common Shares as reported on the New York Stock Exchange during the purchase period. The ESPP Plan Year begins June 1 and extends to the next following May 31. Purchase periods have a duration of three months, ending on each of February 28, May 31, August 31 and November 30. Our Compensation Committee, in its discretion, may change the duration of purchase periods and also may change the beginning and ending dates of purchase periods from those described above, provided, however, that a purchase period may not extend for more than a 12-consecutive-month period. Under the plan document the maximum contribution by each participant for any Plan Year may not exceed $50,000. The ESPP does not qualify as an “employee stock purchase plan” within the meaning of section 423 of the Internal Revenue Code.

SECURITIES OWNERSHIP
Security Ownership of Certain Beneficial Owners and Management
     The following table shows the number of common shares (and common shares for which Class A Units of Brandywine Operating Partnership, L.P. (“Operating Partnership”) may be exchanged) beneficially owned as of April 9, 2008 by each Trustee, by each Named Executive Officer, by all Trustees and executive officers as a group, and by each person known to us to be the beneficial owner of more than 5% of the outstanding common shares. Except as indicated below, to our knowledge, all of such common shares are owned directly, and the indicated person has sole voting and investment power.

	Number of	Percentage of
	Common	Common
Name and Business Address of Beneficial Owner (1)	Shares	Shares (2)
Morgan Stanley (3)	3,425,906	3.94%
Cohen & Steers Capital Management, Inc. (4)	4,921,720	5.66%
Goldman Sachs Asset Management, L.P. (5)	4,946,493	5.68%
Security Capital Research & Management Incorporated (6)	5,850,056	6.72%
The Vanguard Group, Inc. (7)	5,142,688	5.91%
INVESCO Ltd. (8)	5,290,228	6.08%
AEW Capital Management, L.P. (9)	3,558,200	4.09%
Gerard H. Sweeney (10)	575,466	0.66%
D. Pike Aloian (11)	13,907	*
Donald E. Axinn (12)	923,652	1.05%
Walter D’Alessio (13)	12,906	*
Wyche Fowler (14)	8,235	*
Michael J. Joyce (15)	5,922	*
Anthony A. Nichols, Sr. (16)	240,395	*
Charles P. Pizzi (17)	8,172	*
Howard M. Sipzner (18)	36,250	*
Brad A. Molotsky (19)	36,033	*
George D. Sowa (20)	29,640	*
Robert K. Wiberg (21)	66,898	*
All Trustees and Executive Officers as a Group (15 persons)	1,983,316	2.25%

*	Less than one percent.

(1)	Unless indicated otherwise, the business address of each person listed is 555 East Lancaster Avenue, Radnor, Pennsylvania 19087.

(2)	Assumes that all Class A Units eligible for redemption held by each named person or entity are redeemed for common shares. The total number of common shares outstanding used in calculating the percentage of common shares assumes that none of the Class A Units eligible for redemption held by other named persons or entities are redeemed for common shares.

(3)	Based on Amendment No. 4 to a Schedule 13G filed with the SEC on March 10, 2008 by Morgan Stanley and Morgan Stanley Investment Management Inc. The address for Morgan Stanley is 1585 Broadway, New York, New York 10036 and the address for Morgan Stanley Investment Management Inc. is 522 Fifth Avenue, New York, New York 10036.

(4)	Based on Amendment No. 1 to a Schedule 13G filed with the SEC on February 13, 2008 by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc., and Cohen & Steers Europe S.A. The address for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, New York, New York 10017. The address for Cohen & Steers Europe S.A. is Chausee de la Hulpe 116, 1170 Brussels, Belgium.

(5)	Based on Amendment No. 2 to Schedule 13G filed with the SEC on February 1, 2008. Goldman Sachs Asset Management, L.P. has an address at 32 Old Slip, New York, New York 10005.

(6)	Based on Amendment No. 3 to a Schedule 13G filed with the SEC on February 15, 2008. Security Capital Research & Management Incorporated has an address at 10 South Dearborn Street, Suite 1400, Chicago, Illinois 60603.

(7)	Based on Amendment No. 1 to a Schedule 13G filed with the SEC on February 14, 2008. The Vanguard Group, Inc. has an address of 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(8)	Based on Amendment No. 1 to a Schedule 13G filed with the SEC on February 11, 2008 on behalf of INVESCO Institutional (N.A.), Inc., INVESCO National Trust Company, PowerShares Capital Management LLC and PowerShares Capital Management Ireland LTD. INVESCO Ltd. has an address at 1360 Peachtree Street NE, Atlanta, GA 30309.

(9)	Based on Amendment No. 2 to a Schedule 13G filed with the SEC on February 14, 2008 on behalf of AEW Capital Management , L.P., AEW Capital Management, Inc., AEW Management and Advisors, L.P., and AEW Investment Group, Inc. AEW Capital Management, L.P. has an address at World Trade Center East, Two Seaport Lane, Boston, Massachusetts 02110-2021.

(10)	Includes (a) 528,799 common shares (including 190,759 common shares held by a family limited partnership) and (b) 46,667 common shares issuable upon the exercise of options. Does not include 61,223 common share equivalents credited to Mr. Sweeney’s account in the deferred compensation plan as of April 9, 2008, does not include 91,582 unvested Performance Shares, and does not include 1,010,000 common shares issuable upon the exercise of options that remained unvested as of April 9, 2008.

(11)	Mr. Aloian has a business address at 1251 Avenue of the Americas, 44th Floor, New York, New York 10020.

(12)	Includes (a) 11,668 common shares, (b) 100,000 common shares issuable upon the exercise of options and (c) 811,984 common shares issuable upon redemption of Class A Units. Mr. Axinn has a business address at 131 Jericho Turnpike, Jericho, NY 11743.

(13)	Mr. D’Alessio has a business address at 1600 Market Street, Philadelphia, Pennsylvania 19103.

(14)	Mr. Fowler has a business address at 701 A Street, N.E., Washington, D.C. 20002.

(15)	Mr. Joyce has a residence at 19 Wood Ibis, Hilton Head Island, South Carolina 29928.

(16)	Includes 38,992 common shares held by a family limited partnership. Does not include 1,904 common share equivalents credited to Mr. Nichols’ account in the deferred compensation plan as of April 9, 2008.

(17)	Mr. Pizzi has a business address at 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129.

(18)	Does not include 9,013 common share equivalents credited to Mr. Sipzner’s account in the deferred compensation plan as of April 9, 2008, does not include 29,854 unvested Performance Shares, and does not include 100,000 common shares issuable upon the exercise of options that remained unvested as of April 9, 2008.

(19)	Does not include 35,406 share equivalents credited to Mr. Molotsky’s account in the deferred compensation plan as of April 9, 2008, does not include 21,626 unvested Performance Shares, and does not include 84,813 common shares issuable upon the exercise of options that remained unvested as of April 9, 2008.

(20)	Includes (a) 21,318 common shares and (b) 8,322 common shares issuable upon the exercise of options. Does not include 10,757 common share equivalents credited to Mr. Sowa’s account in the deferred compensation plan as of April 9, 2008, does not include 13,854 unvested Performance Shares, and does not include 50,267 common shares issuable upon the exercise of options that remained unvested as of April 9, 2008.

(21)	Includes (a) 53,341 common shares and (b) 13,557 common shares issuable upon the exercise of options. Does not include 4,971 common share equivalents credited to Mr. Wiberg’s account in the deferred compensation plan as of April 9, 2008, does not include 17,643 unvested Performance Shares, and does not include 59,024 common shares issuable upon the exercise of options that remained unvested as of April 9, 2008.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. PricewaterhouseCoopers LLP was first engaged as our independent registered public accounting firm in June 2003 and has audited our financial statements for fiscal 2002, 2003, 2004, 2005, 2006 and 2007. Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of all votes cast on the matter.
     Although shareholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, our Board has decided to afford our shareholders the opportunity to express their opinions on the matter of our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in our best interests and those of our shareholders. If our shareholders do not ratify the appointment, the Audit Committee will take that fact into consideration, together with such other information as it deems relevant, in determining its next selection of an independent registered public accounting firm.
     Representatives of PricewaterhouseCoopers LLP will be present at the Meeting to make any statement they may desire and to respond to questions from shareholders.
     The Board of Trustees unanimously recommends a vote FOR Proposal 2 to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2008.
Fees to Independent Registered Public Accounting Firm
     Audit Fees. For 2007, we incurred audit fees of $1,004,570 in aggregate payable to our independent registered public accounting firm, PricewaterhouseCoopers LLP. These fees include: (i) recurring audit and quarterly review fees of $912,525 for us, our operating partnership and our affiliates and (ii) fees of $92,045 for comfort letters, consents and assistance with documents filed with the SEC in connection with the registration statements for our deferred compensation plan and our employee share purchase plan, and debt offerings by our operating partnership and the disposition of properties to a joint venture. For 2006, we incurred audit fees of $1,636,450 in aggregate payable to our independent registered public accounting firm, PricewaterhouseCoopers LLP. These fees include: (i) recurring audit and quarterly review fees of $1,418,110 for both us and our operating partnership and (ii) fees of $218,340 for comfort letters, consents and assistance with documents filed with the SEC in connection with our acquisition of Prentiss and a public debt offering by our operating partnership.
     Audit-Related Fees. For 2007, we did not incur audit-related fees. For 2006, we incurred audit-related fees of $219,750 payable to our independent registered public accounting firm, PricewaterhouseCoopers LLP, in connection with our audits in connection with our acquisition of Prentiss.
     Tax Fees. We did not pay PricewaterhouseCoopers LLP fees for tax services in 2007 or 2006 or engage PricewaterhouseCoopers LLP for tax services in 2007 or 2006.
     All Other Fees. For 2007 we paid $4,908 to PricewaterhouseCoopers LLP for the use of technical accounting research tools. We did not pay fees to PricewaterhouseCoopers LLP for other services in 2006 or engage PricewaterhouseCoopers LLP for other services in 2007 or 2006.
     Pre-Approval Policy. All services provided by PricewaterhouseCoopers LLP were pre-approved by our Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee has adopted a pre-approved policy for services provided by the independent registered public accounting firm. Under the policy, the Audit Committee has pre-approved the provision by the independent registered public accounting firm of services that fall within specified categories (such as statutory audits or financial audit work for subsidiaries, services associated with SEC registration statements and consultations by management as to accounting interpretations) but only up to specified dollar amounts. Any services that exceed the pre-approved dollar limits, or any services that fall outside of the general pre-approved categories, require specific pre-approval by the Audit Committee. If the Audit Committee delegates pre-approval authority to one or more of its members, the member would be required to report any pre-approval decisions to the Audit Committee at its next meeting.
     We have been advised by PricewaterhouseCoopers LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or any of our subsidiaries.
Report of the Audit Committee
     Our Audit Committee has reviewed and discussed our 2007 audited financial statements with our management; has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board; and has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 and has discussed with PricewaterhouseCoopers LLP their independence. Based on the review and discussions, our Audit Committee recommended to our full Board that the 2007 audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007. The Board accepted the Audit Committee’s recommendation. This report is made by the undersigned members of the Audit Committee.
D. Pike Aloian (Chair)
Michael J. Joyce
Charles P. Pizzi

OTHER INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our officers, Trustees and persons who own more than 10% of the common shares to file reports of ownership and changes in ownership with the SEC. Officers, Trustees and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to us, or written representations that no Annual Statements of Beneficial Ownership of Securities on Form 5 were required to be filed, we believe that during the year ended December 31, 2007, our officers, Trustees and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.
Other Business
     We know of no business that will be presented at the Meeting other than as set forth in this Proxy Statement. However, if other matters should properly be presented at the Meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.
Expenses of Solicitation
     The expense of solicitation of proxies on behalf of the Trustees, including printing and postage, will be paid by us. Request will be made of brokerage houses and other custodians, nominees and fiduciaries to forward the solicitation material, at our expense, to the beneficial owners of common shares held of record by such persons. In addition to being solicited through the mails, proxies may also be solicited personally or by telephone by our Trustees and officers.
Shareholder Proposals for the 2009 Annual Meeting of Shareholders
     We must receive shareholder proposals submitted to us for inclusion in our proxy statement for our 2009 annual meeting of shareholders no later than December 25, 2008. Proposals must comply with rules of the SEC.
     For a shareholder nomination or proposal that is not submitted for inclusion in next year’s proxy statement but is instead sought to be presented directly at the 2009 annual meeting, our bylaws generally permit such a presentation if a shareholder’s written notice of the nominee or proposal and any required supporting information (i) are received by our secretary during the period from 90 to 120 days before the first anniversary of the date of the mailing of the previous year’s notice and proxy statement for the annual meeting and (ii) meet the requirements of our bylaws and SEC rules. For consideration at the 2009 annual meeting, a shareholder nominee or proposal not submitted to us for inclusion in the 2009 proxy statement must be received by us between December 25, 2008 and January 24, 2009. Notices of intention to present proposals at the 2009 annual meeting should be addressed to Brad A. Molotsky, Senior Vice President, General Counsel and Secretary, 555 East Lancaster Avenue, Radnor, Pennsylvania 19087. If we were to advance or delay the date of the mailing of the notice of our 2009 annual meeting by more than 30 days from the first anniversary of the date of the mailing of this proxy statement (April 23, 2009) then, under our bylaws, the nominee or proposal and required supporting information must be received by us not earlier than 120 days prior to the mailing of the notice of the 2009 annual meeting and not after the later of (x) the 90th day prior to the mailing of the notice for of the 2009 annual meeting or (y) the 10th day following the day on which we first publicly announce the date of mailing of the notice for such annual meeting. You may contact our Secretary at the address mentioned above for a copy of our bylaw.

If you have not voted via the internet OR the telephone, then complete this card and return in the enclosed envelop
ANNUAL MEETING PROXY CARD
A Election Of Trustees
1.	The Board of Trustees recommends a vote FOR the listed nominees.

01 – Walter D’Alessio 02 – D. Pike Aloian 03 – Anthony A. Nichols, Sr. 04 – Donald E. Axinn	05 – Wyche Fowler 06 – Michael J. Joyce	07 – Charles P. Pizzi 08 – Gerard H. Sweeney	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

B. Issues
The Board of Trustees recommends a vote FOR the following proposals.

	For	Against	Abstain

2. Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers, LLP as independent registered public accounting firm.	☐	☐	☐

3. In their discretion, the Proxy Holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.
C. Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.
Note: Please sign this proxy exactly as name(s) appear on your share certificate. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by a duly authorized officer or officers and affix the corporate seal. Where shares are issued in the name of two (2) or more persons, all such persons should sign.

Signature 1-Please keep signature within the box	Signature 2-Please keep signature within the box	Date (mm/dd/yyyy)

If Voting By Mail, You Must complete Sections A – C above.

If you have not voted via the internet OR the telephone, then complete the reverse side of this card and return in the enclosed envelop
Proxy – Brandywine Realty Trust
Annual Meeting of Shareholders
June 18, 2008 at 10:00 a.m. EDT
The Four Seasons Hotel
One Logan Square, Philadelphia, Pennsylvania
Proxy Solicited on Behalf of the Board of Trustees
The undersigned shareholder of Brandywine Realty Trust, a Maryland real estate investment trust (the “Company”) hereby appoints Walter D’Alessio and Gerard H. Sweeney, and each of them acting individually, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Shareholders of Brandywine Realty Trust to be held at 10:00 a.m. Eastern Time on June 18, 2008, and at any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to vote at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.
This Proxy is solicited on behalf of the Board of Trustees. When properly executed, this Proxy will be voted in the manner directed by the undersigned shareholder. If this Proxy is executed but no direction is made, this Proxy will be voted “FOR” all proposals. This Proxy also delegates discretionary authority with respect to any other business which may properly come before the meeting or any postponement or adjournment thereof.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any Proxy previously submitted with respect to the meeting.
PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Brandywine Realty Trust in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Brandywine Realty Trust, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.